EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AUCTION HOLDINGS, INC.,

the Investors,

LIQUIDITY SERVICES ALPHA VENTURES, INC.,

LIQUIDITY SERVICES, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS THE SECURITYHOLDER REPRESENTATIVE

DATED AS OF October 1, 2026

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TABLE OF CONTENTS

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EXHIBITS

Exhibit A - Form of Restrictive Covenant Agreement

Exhibit B - Form of Non-Solicit Agreement

Exhibit C - Certificate of Merger

Exhibit D - Merger Consideration Schedule

Exhibit E - Accounting Principles

Exhibit F - Form of Letter of Transmittal

Exhibit G - Form of Escrow Agreement

Exhibit H - Form of Company Charter Amendment

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 1, 2026, is made by and among (i) Auction Holdings, Inc., a Delaware corporation (the “Company”), (ii) solely for purposes of Article 4, Section 6.4, Article 7, Section 8.6 and Section 8.7, the Investors (together with the Company collectively, the “Seller Parties” and each, a “Seller Party”), (iii) Liquidity Services, Inc. (“Parent”), (iv) Liquidity Services Alpha Ventures, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and (v) Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Securityholders (the “Securityholder Representative”). Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in Article 1.

WHEREAS, the Parties intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), with the Company to be the surviving corporation of the merger;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Transactions, (ii) approved this Agreement and the consummation of the Transactions, including the Merger, (iii) directed that this Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote for adoption and (iv) recommended that the stockholders of the Company entitled to vote adopt this Agreement;

WHEREAS, the Board of Directors of Parent has (i) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, that Parent enter into this Agreement and consummate the Transactions and (ii) approved this Agreement and the consummation of the Transactions, including the Merger;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, that Merger Sub enter into this Agreement and consummate the Transactions, (ii) approved this Agreement and the consummation of the Transactions, including the Merger, (iii) recommended that Merger Sub’s sole stockholder adopt this Agreement, (iv) directed that this Agreement and the Transactions be submitted for consideration at a meeting or by written consent of Merger Sub’s sole stockholder and (v) Merger Sub’s sole stockholder has adopted and approved this Agreement and the Transactions, including the Merger, by written consent;

WHEREAS, as of the date hereof, the Company has obtained an irrevocable written consent evidencing the approval and adoption of this Agreement and consummation of the Transactions, including the Merger, in accordance with the Company’s Governing Documents and the DGCL (the “Requisite Stockholder Approval”); and

WHEREAS, Parent has obtained an irrevocable written consent of the sole stockholder of Merger Sub evidencing the approval of this Agreement, signed by Parent as the sole stockholder of Merger Sub.

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NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Principles” has the meaning set forth in Section 2.10(a).

“Action” means any claim, complaint, charge, action, demand, suit, arbitration, litigation, audit, administrative enforcement proceeding or legal proceeding (whether at law or in equity, whether civil, criminal, judicial or administrative) to, before or by any Governmental Entity or arbitrator.

“Additional Merger Consideration” means (a) the Net Positive Purchase Price Adjustment Amount (if any) paid by Parent (for distribution to the Indemnifying Payees in accordance with Section 2.10(g)(ii)), plus (b) the amount (if any) released from the Escrow Funds to the Indemnifying Payees in accordance with Section 2.9(g), plus (c) the amount (if any) released from the Escrow Funds to the Indemnifying Payees in accordance with Section 7.8, plus (d) the amount (if any) released from the Securityholder Representative Holdback Amount to the Indemnifying Payees in accordance with Section 8.19.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing, in no event shall the Company or the Surviving Corporation be considered an Affiliate of any other portfolio company of any Company Securityholder that is, or is controlled by, a venture capital, private equity or growth equity fund.

“Aggregate Residual Gross Merger Consideration” means an amount equal to (i) Initial Gross Closing Date Consideration minus (ii) the Series D Aggregate Preference Amount.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Documents” means the Restrictive Covenant Agreements, the Non-Solicit Agreements, the Letter of Transmittal, the Escrow Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated by this Agreement.

“Applicable Law” means, with respect to any Person, any provision of federal, state, provincial, territorial, local or foreign law, code, statute, rule, directive, regulation, decision,

by-law, Order, decree, injunction, judgment, ordinance of any Governmental Entity or other legal requirement of any Governmental Entity applicable to such Person or its properties or assets.

“Artmyn” means Artmyn SA, a company formed under the laws of Switzerland and a wholly owned, indirect subsidiary of the Company.

“Audited Financial Statements” has the meaning set forth in Section 3.6(a).

“Available Funds” has the meaning set forth in Section 5.6.

“Base Purchase Price” means Eighty Million Dollars ($80,000,000).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, are open for the general transaction of business.

“Canceled Shares” has the meaning set forth in Section 2.9(e).

“Cash” means all cash and cash equivalents of the Company Group as of the Reference Time, as determined in accordance with the Accounting Principles, less Eight Hundred Twenty Six Thousand Dollars ($826,000), such amount representing the funds necessary to operate the Company in the ordinary course.

“Certificate of Merger” has the meaning set forth in Section 2.4.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the aggregate amount of Cash as of the Reference Time.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company as of the Reference Time.

“Closing Statement” has the meaning set forth in Section 2.10(b).

“Closing Working Capital” means (i) Current Assets as of the Reference Time minus (ii) Current Liabilities as of the Reference Time, each as calculated in accordance with the Accounting Principles.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(k) Plan” means the Invaluable LLC 401(k) Plan.

“Company Certificate of Incorporation” means the Company’s certificate of incorporation, as amended, restated, supplemented or otherwise modified in accordance with its terms and as in effect and on file with the Secretary of State of the State of Delaware.

“Company Charter Amendment” means the amendment to the Company Certificate of Incorporation in substantially the form attached hereto as Exhibit H.

“Company Employees” means employees of the Company Group who are employed as of the Closing.

“Company Group” means the Company and each of its Subsidiaries.

“Company Intellectual Property” has the meaning set forth in Section 3.12(a).

“Company’s Knowledge” means, the actual knowledge after reasonable inquiry of Brett Malone, Alyssa Cook, Samantha Harmon, Lorrie Morton, Victoria Colucci, James McGonagle, Leah Kowalewski, Richard Moore and Brian Falik as of the date of this Agreement; provided that with respect to matters involving Intellectual Property Rights, knowledge does not require any such Person to conduct or have conducted or obtain or have obtained any freedom to operate opinions or similar opinions of counsel or any Intellectual Property Rights clearance searches.

“Company Material Adverse Effect” means any effect, change, fact, event, condition, circumstance, occurrence or development that, individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the financial condition, assets or business of the Company taken as a whole; provided, however, that none of the following (or results thereof) shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes in conditions generally affecting the economy or the credit, securities, currency, financial or capital markets (including any changes in interest rates or exchange rates) in the United States or elsewhere in the world; (b) changes in any national, international or supranational political or geopolitical conditions, including civil commotion, civil disorder, or civil unrest (including riots, public demonstrations, protests, looting, and revolutions), the engagement in, or escalation of, hostilities or war, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or cyber-attack or terrorist attack, other force majeure event (including earthquakes, hurricanes, tornadoes or any other natural disasters) or any other national or international calamity or crisis and, in each case, any reasonable responses thereto; (c) changes or prospective changes in GAAP or in the authoritative interpretation, implementation or enforcement thereof; (d) changes or prospective changes in any Applicable Law or in the authoritative interpretation, implementation or enforcement thereof; (e) the negotiation, execution, announcement or existence of this Agreement or the consummation of the transactions contemplated by this Agreement (including by reason of the identity of Parent, Merger Sub, or any of their respective Affiliates); (f) any failure, in and of itself, by the Company Group to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings, cash flow or cash position (it being understood that the underlying causes of, or factors contributing to, the failure to meet such projections, forecasts, estimates or predictions may be taken into account in determining whether a Company Material Adverse Effect has occurred unless otherwise excluded under this definition); (g) any epidemic, pandemic or disease outbreak, or any Applicable Law, directive, pronouncements, implementation or authoritative interpretation thereof issued by a Governmental Entity, the Centers for Disease Control and Prevention or the World Health Organization providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak; or (h) the taking of any action required by this Agreement or the

Ancillary Documents, or any failure to take any action by any member of the Company Group that is prohibited by this Agreement (unless the prior written consent of Parent has been obtained) or any other action taken (or omitted to be taken) by the Company, its Affiliates or any of their respective Representatives at the direction or request of Parent or Merger Sub; provided, that Company Material Adverse Effect may take into account any fact, change, event or effect, condition, circumstance, occurrence or development described in the foregoing clauses (a), (b), (c), (d), or (g) to the extent such fact, change, event or effect materially disproportionately adversely effects, or would reasonably be expected to materially disproportionately adversely effect, the Company Group relative to other businesses in the industry or markets in which the Company Group operates.

“Company Option” means any option to purchase one or more shares of Common Stock (whether or not vested and whether or not exercisable) issued pursuant to the Option Plans and the applicable option agreement pursuant to which such option was issued that is outstanding and unexercised as of immediately prior to the Effective Time.

“Company Securityholders” means the Company Stockholders and the holders of all issued and outstanding Company Options and Company Warrants immediately prior to the Effective Time; provided, that Company Securityholders shall not include any Person for purposes of indemnification unless such Person is an Indemnifying Payee.

“Company Stock” means, collectively, the Common Stock and the Preferred Stock.

“Company Stockholder Agreements” means (i) the Amended and Restated Stockholders' Rights Agreement, dated as of May 30, 2014, by and among the Company and the stockholders listed on Schedule A thereto, (ii) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 30, 2014, by and among the Company and the stockholders listed on Schedule A thereto and (iii) the Amended and Restated Voting Agreement, dated as of May 30, 2014, by and among the Company and the stockholders named therein.

“Company Stockholders” means the holders of all issued and outstanding shares of Company Stock as of immediately prior to the Effective Time.

“Company Unregistered Intellectual Property” means all material Intellectual Property Rights owned by the Company Group that are necessary for the conduct of its business and are not registered with any Governmental Entity, including: (i) unfiled invention disclosures; (ii) unregistered trademarks, service marks, trade names, and service names; (iii) unregistered copyrights; (iv) trade secrets; and (v) unregistered software and interactive platforms.

“Company Warrants” means the warrants to purchase shares of Common Stock pursuant to the applicable warrant by and between the Company and the holder thereof.

“Confidential Information” means any and all confidential and proprietary information concerning the business affairs of the Company Group. Without limiting the generality of the foregoing, Confidential Information includes information (i) which constitutes proprietary information of the Company Group; (ii) which contains financial statements, financial projections and budgets, historical and projected sales, business plans, the names and backgrounds of personnel, customer lists and customer information, personnel training materials, marketing plans or market expansion proposals and sales techniques and materials of the Company Group, however documented; (iii) marketing and service methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies, current and anticipated customer requirements, price lists, market studies, and any other information, however documented, that is a trade secret of the Company Group under Applicable Law; and (iv) notes, analyses, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing. Notwithstanding anything to the contrary above, the term “Confidential Information” does not include information which is or becomes generally available to the public other than as a result of a breach of Section 6.5 of this Agreement by Securityholder Representative, or is lawfully acquired by Securityholder Representative, a Seller Party, any of their respective Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 3, 2025, by and between the Company and Parent.

“Contract” means any legally binding contract, agreement, purchase order, sales order, license, sublicense, lease, sublease, loan, note or commitment.

“Current Assets” means the consolidated total current assets of the Company Group determined in accordance with the Accounting Principles; provided, however, that Current Assets shall not include any Cash, income Tax assets, deferred Tax assets, or the amount of the unused portion of the $1,000,000 prepayment to Arta Shipping, Inc. pursuant to the Amended and Restated Product Integration Agreement by and between Invaluable, LLC and Arta Shipping, Inc., dated as of November 25, 2025.

“Current Liabilities” means the consolidated total current liabilities of the Company Group determined in accordance with the Accounting Principles; provided, however, that Current Liabilities shall not include any Indebtedness, Transaction Expenses, income Tax liabilities or deferred Tax liabilities.

“D&O Tail” has the meaning set forth in Section 6.1(b).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.13(a).

“Effective Time” has the meaning set forth in Section 2.4.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not ERISA applies), each employment agreement set forth on Schedule 3.15(a), and each other individual consulting or individual independent contractor, bonus or incentive compensation (whether cash, equity or equity-based), severance, termination or salary continuation, retention, change in control, transaction, sale bonus, retirement, supplemental retirement, pension, excess benefit, profit-sharing, deferred compensation, tax gross-up, employee loan, vacation, sick pay, paid time off, life, health, welfare, disability, accident, medical, dental, vision, cafeteria, flex spending, adoption assistance, dependent assistance, employee assistance,

Code Section 125 cafeteria, Code Section 501(c)(9) voluntary employees’ beneficiary association, tuition, hospitalization, sickness, death, fringe benefit or other compensation policy, agreement, plan, program or arrangement that the Company Group maintains, sponsors, contributes to, or is required to contribute to on behalf of its employees or with respect to which the Company Group has or could have any Liability, in each case, whether written or unwritten, excluding any benefit or compensation plan, program or arrangement sponsored or maintained or to which contributions are mandated by a Governmental Entity.

“Enforceability Exceptions” has the meaning set forth in Section 3.2(a).

“Environmental Laws” means all Applicable Laws concerning human health and safety, product safety, pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, control, or cleanup of any Hazardous Materials, as such of the foregoing are in effect on the Closing Date.

“Equity Securities” means, with respect to any Person, (a) any and all shares, interests or equivalents in capital stock, equity securities or partnership, membership, voting or other ownership interests (including limited liability company, partnership and joint venture interests, whether voting or nonvoting, and whether common or preferred) of such Person, (b) any security directly or indirectly convertible into or exchangeable or exercisable for any security described in the foregoing clause (a) or security containing any profit participation features, (c) any security of such Person with equity features or that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any security described in the foregoing clauses (a) through (b), (d) any stock appreciation rights with respect to such Person and (e) any warrants, commitments, rights or options, directly or indirectly, to subscribe for or purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Acquiom Clearinghouse LLC, a Delaware limited liability company.

“Escrow Agreement” has the meaning set forth in Section 2.12.

“Escrow Amount” means the Indemnity Escrow Amount and the Special Indemnity Escrow Amount.

“Escrow Funds” means, collectively, the Indemnity Escrow Funds and Special Indemnity Escrow Funds.

“Final Closing Date Consideration” means an amount equal to:

(i) the Base Purchase Price; plus

(ii) Closing Cash; plus

(iii) Closing Working Capital minus Target Working Capital (which may be a negative number); minus

(iv) Closing Indebtedness; minus

(v) Transaction Expenses.

in the case of clauses (ii) through (v) above, as finally determined pursuant to Section 2.10(e).

“Financial Statements” has the meaning set forth in Section 3.6(b).

“Financing Purpose” has the meaning set forth in Section 5.6.

“Fraud” means, actual common law fraud with the intent to deceive, as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory, under Delaware law, based on a representation in Article 3, Article 4 or Article 5. For the avoidance of doubt, in the case of Fraud with respect to any representation or warranty made by the Company in Article 3, the Indemnifying Payees shall be liable for such Fraud committed by or on behalf of the Company pursuant to Section 7.2(a), subject to the limitations set forth in Article 7. . With respect to Article 4, no Indemnifying Payee shall be liable for Fraud committed by any other Indemnifying Payee unless such Indemnifying Payee also committed such Fraud.

“Fundamental Representations” means the representations and warranties (i) with respect to the Company set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.3(a), 3.3(b), 3.3(c) and 3.3(g) (Capitalization), Section 3.4 (Subsidiaries), clauses (i) and (iii) of the second sentence of Section 3.5 (Consents and Approvals; No Violations) and Section 3.23 (Brokers’ Fees), and (ii) with respect to the Investors set forth in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Title), clauses (i) and (iii) of the second sentence of Section 4.4 (Consents and Approvals; No Violations) and Section 4.6 (Brokers’ Fees).

“GAAP” means United States generally accepted accounting principles consistently applied throughout the periods involved using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation, as applicable, and by‑laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any federal, state, provincial, territorial, local or foreign governmental (including judicial, legislative and executive), regulatory or administrative authority, agency, body, instrumentality, commission or political subdivision thereof, or any court or arbitral body (public or private).

“Gross Merger Consideration” means (a) the Base Purchase Price, plus (b) the amount of Closing Cash, plus (c) the amount, which may be a negative number, equal to Closing Working Capital minus Target Working Capital, minus (d) the amount of Closing Indebtedness.

“Hazardous Materials” means any substance, material, or waste defined, listed, or identified as a pollutant or contaminant or as hazardous, toxic, explosive, corrosive, flammable, infectious, radioactive, or carcinogenic, under any Environmental Law, specifically including asbestos, polychlorinated biphenyls, any per- or polyfluoroalkyl substances, petroleum, petroleum derived substances, by-products or wastes, and any other substance, material, or waste that is regulated pursuant to or for which liabilities are imposed under any Environmental Law.

“Income Tax” means any Tax imposed or determined with reference to gross or net income or profits.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, as of any time, without duplication, and as determined in accordance with the Accounting Principles, all indebtedness of the Company (a) for borrowed money; (b) evidenced by any note, bond (including any performance bond), debenture, mortgage, debt security or other similar instrument; (c) under leases that are capitalized leases or finance leases pursuant to GAAP (excluding any operating leases); (d) in respect of any interest rate, currency or other hedging or swap agreements (including any applicable breakage costs); (e) for obligations to pay the deferred purchase price or unpaid purchase price of property or services to the extent related to prior acquisitions, (f) all reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, but with respect to letters of credit, only to the extent that such letters of credit have been drawn upon; (g) all Liabilities of the Company relating to any accrued but unpaid employer contributions to any Employee Benefit Plan as of the Closing; (h) guarantees of any indebtedness of a third party of the type described in the foregoing clauses; (i) all accrued and unpaid or declared and unpaid interest, prepayment penalties and premiums on any such foregoing obligations and any fees or other payment obligations arising under any of the foregoing; (j) for the Pre-Closing Tax Amount; (k) for payments of bonuses and severance that accrue on or prior to the Closing Date for services rendered on or prior to the Closing Date pursuant to pre-existing arrangements and (l) an amount equal to $1,251,000 reserved in connection with the Artmyn Liquidation. Notwithstanding the foregoing, Indebtedness shall not include any (i) undrawn letters of credit, (ii) obligations under operating leases, (iii) deferred revenue or (iv) trade or account payables incurred in the ordinary course of business.

“Indemnified Taxes” means (a) any Taxes of the Seller Parties for any taxable period, (b) any Taxes imposed on or with respect to the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period, (c) any Taxes imposed on the Company or any of its Subsidiaries as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or non-U.S. Law as a result of the Company or such Subsidiary being a member of an affiliated, consolidated, combined or unitary group prior to the Closing Date, which Taxes relate to an event or transaction entered into and occurring on or before the Closing Date, (d) any and all Taxes imposed upon the Company or any of its Subsidiaries as a transferee or successor, by Contract or otherwise, which Taxes relate to an event or transaction occurring on or before the

Closing Date, (e) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar Contracts to which the Company or any of its Subsidiaries was obligated, or was a party, on or prior to the Closing Date and which Taxes relate to an event or transaction entered into and occurring on or before the Closing Date, (f) any Taxes of the Company or any of its Subsidiaries arising from the inclusion of any item of income in, or the exclusion of any item of deduction or expense from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, in either case, to the extent resulting from an action or election taken or made on or before the Closing Date, or otherwise attributable to any Pre-Closing Tax Period or the portion through the end of the Closing Date of any Straddle Period, including any Taxes on deferred revenue accrued or prepaid amounts received as of the Closing Date and (g) all Taxes arising in connection with the consummation of the transactions contemplated by this Agreement and the other transaction documents, including any withholding Taxes related thereto (other than Transfer Taxes) in each case, except to the extent such Taxes are (i) explicitly taken into account in the calculation of Indebtedness or Closing Working Capital (each as finally determined hereunder) or (ii) attributable to any action taken or caused to be taken by Parent, Merger Sub, or any of their respective Affiliates on or after the Closing Date (other than any action expressly required by this Agreement or taken at the written direction of the Securityholder Representative); provided, however, that “Indemnified Taxes” shall not include any Taxes of a type set forth on Schedule 7.2(f) or any Losses or other liabilities arising from or relating to any of the matters set forth on Schedule 7.2(f).

“Indemnifying Payees” means only those Company Stockholders that actually receive any portion of the Merger Consideration pursuant to the terms of this Agreement and the Merger Consideration Schedule. For the avoidance of doubt, no Company Securityholder that does not receive any portion of the Merger Consideration, and no holder of any Company Option or Company Warrant, shall be an Indemnifying Payee or have any indemnification obligation under this Agreement solely by reason of being a Company Securityholder.

“Indemnity Pro Rata Percentage” means, with respect to each Indemnifying Payee, the percentage obtained by dividing (a) the aggregate amount of Merger Consideration actually paid to such Indemnifying Payee pursuant to this Agreement and the Merger Consideration Schedule by (b) the aggregate amount of Merger Consideration actually paid to all Indemnifying Payees pursuant to the Merger Consideration Schedule. The aggregate Indemnity Pro Rata Percentages of all Indemnifying Payees shall equal one hundred percent (100%).

“Indemnity Escrow Account” means the dedicated escrow account established pursuant to the Escrow Agreement into which the Indemnity Escrow Amount shall be deposited at Closing and held by the Escrow Agent separately from the Special Indemnity Escrow Account.

“Indemnity Escrow Amount” means Six Million Four Hundred Thousand Dollars ($6,400,000.00).

“Indemnity Escrow Funds” means the amount of cash held by the Escrow Agent in the Indemnity Escrow Account pursuant to the Escrow Agreement as of any particular date of determination.

“Independent Contractor of the Company” means each individual consultant or individual independent contractor who (a) is engaged by any member of the Company Group as of the date of this Agreement, or (b) provided greater than 200 hours of service to any member of the Company Group during the past three (3) years.

“Independent Expert” means CohnReznick LLP or if such person is unable or unwilling to serve, an internationally recognized independent public accounting firm agreed upon by Parent and the Securityholder Representative in writing. If Parent and the Securityholder Representative are unable to agree to an Independent Expert within ten (10) calendar days after the end of the forty-five (45)-calendar day period following the delivery of a Notice of Disagreement or mutually agreed extension thereof, then Parent and the Securityholder Representative shall each select a firm and such firms shall jointly select a third internationally recognized independent public accounting firm to resolve the disputed matters.

“Initial Closing Date Consideration” means:

(i) The Base Purchase Price; plus

(ii) Estimated Closing Cash; plus

(iii) Estimated Working Capital minus Target Working Capital (which may be a negative number); minus

(iv) Estimated Closing Indebtedness; minus

(v) Estimated Transaction Expenses.

“Initial Gross Closing Date Consideration” means:

(i) The Base Purchase Price; plus

(ii) Estimated Closing Cash; plus

(iii) Estimated Working Capital minus Target Working Capital (which may be a negative number); minus

(iv) Estimated Closing Indebtedness.

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property Rights” means all registered and unregistered intellectual property rights worldwide, including: (a) patents and patent applications; (b) trademarks, service marks, and trade names (together with all associated goodwill, registrations, renewals, and applications); (c) copyrights (including all registrations, renewals, and applications); (d) internet domain names, social media accounts, trade secrets, and other confidential or proprietary business information and know-how, in each case to the extent protectable by Applicable Law; (e) computer software and software systems (including data, source code, object code, flow charts, development tools, incomplete programs, modules, algorithm implementations, systems, models, methodologies, versions and releases, website content and images, user manuals, and other related documentation); and (f) any other proprietary rights protected by Applicable Laws. This definition also includes all rights to sue for and recover damages, costs, and attorneys’ fees for any past, present, or future infringement, dilution, misappropriation, or other violation of the foregoing, and all rights to obtain renewals, continuations, continuations-in-part, divisions, reissues, or other extensions or modifications of legal protections related thereto.

“Interim Financial Statements” has the meaning set forth in Section 3.6(b).

“Investment Advisor” means Canaccord Genuity LLC.

“Investors” means each of the parties to this Agreement set forth on Schedule 1.1(a).

“Key Person” means each of the groups of employees set forth on Schedule 1.1(b).

“Latest Balance Sheet” has the meaning set forth in Section 3.6(b).

“Latest Balance Sheet Date” has the meaning set forth in Section 3.6(b).

“Leased Real Property” means all real property, office space, shared office space, coworking space, serviced office space, suites, desks, rooms, facilities or other premises used or occupied by the Company pursuant to any Lease, including any arrangement with WeWork or any similar shared-space, coworking, serviced office or flexible workspace provider.

“Leases” means all leases, subleases, licenses, occupancy agreements, membership agreements, coworking agreements, serviced office agreements, shared workspace agreements and other Contracts granting the Company any right to use or occupy any real property, office space, desk, suite, conference room, shared facility or similar workspace, including any arrangement with WeWork or any similar shared-space, coworking, serviced office or flexible workspace provider.

“Letter of Transmittal” has the meaning set forth in Section 2.11(a).

“Liability” means any direct or indirect liability, debt, guaranty, claim, loss, damage, cost, Tax, expense, commitment or obligation, whether accrued, asserted or unasserted, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Lien” means any mortgage, pledge, security interest, deed of trust, encumbrance, lease, lien, charge, option, right of first refusal or first offer, easement, servitude or other transfer restriction. For the avoidance of doubt, the term “Lien” shall not be deemed to include any non-exclusive license with respect to Intellectual Property Rights.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification to which the applicable Party is entitled hereunder, in each case, to the extent actually suffered or incurred; provided, however, that “Losses” shall not include any special, incidental, indirect, consequential or exemplary damages, lost profits, diminution in value, punitive damages, or damages calculated based upon any multiple of earnings, EBITDA, revenue or other metric, except, in each case, to the extent actually awarded to or recovered by a third party in connection with a Third Party Claim.

“Material Contracts” has the meaning set forth in Section 3.13.

“Material Permit” has the meaning set forth in Section 3.8(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” means (a) the Base Purchase Price, plus (b) the amount of Closing Cash, plus (c) the amount, which may be a negative number, equal to Closing Working Capital minus Target Working Capital, minus (d) the amount of Transaction Expenses, minus (e) the amount of Closing Indebtedness.

“Merger Consideration Schedule” has the meaning set forth in Section 2.9(h).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.

“New Plans” has the meaning set forth in Section 6.3(b).

“Non-Party Affiliates” has the meaning set forth in Section 8.17.

“Open Source Software” means any computer software that is distributed or otherwise made available under “open source,” “community,” or “free software” terms, including: (a) any license that has been approved by the Open Source Initiative, a list of which is available at https://opensource.org/licenses; or (b) any license that meets the Open Source Definition promulgated by the Open Source Initiative, which is available at https://opensource.org/osd.

“Option Payment” means zero dollars ($0), and no amount shall be payable in respect of any Company Option in connection with the execution, delivery or performance of this Agreement, the Merger or any other Transaction.

“Option Plans” means, collectively, the Auction Holdings, Inc. 2021 Stock Option and Grant Plan and the 2009 Stock Incentive Plan, in each case as amended, and each other plan pursuant to which equity or equity-based awards are outstanding.

“Options” means all options to acquire shares of Company Stock which are outstanding as of immediately prior to the Effective Time (whether or not exercisable).

“Order” means any writ, judgment, injunction, ruling, assessment, order, decree, stipulation, award (including any arbitration award) or executive order of or by any Governmental Entity.

“Owned IP” has the meaning set forth in Section 3.12(b).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Section 5.1 (Organization), Section 5.2 (Authority), clause (i) of the second sentence of Section 5.3 (Consents and Approvals; No Violations), and Section 5.5 (Brokers).

“Parties” means: Auction Holdings, Inc.; the Investors; Liquidity Services Alpha Ventures, Inc.; Liquidity Services, Inc.; and the Securityholder Representative.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent, that are being contested in good faith or for which adequate reserves have been established in accordance with GAAP, and which are not, individually or in the aggregate, material to the Company taken as a whole; (b) Liens for Taxes, assessments or other governmental charges that are not yet due and payable or that are being contested in good faith or for which adequate reserves have been established in accordance with GAAP; (c) encumbrances and restrictions of record on any property (including easements, covenants, conditions, rights of way and similar matters affecting title to the real property) that do not materially interfere with the Company Group’s present uses or occupancy of such property; (d) Liens securing the obligations of the Company under any Indebtedness; (e) Liens granted to any lender at the Closing in connection with any financing by Parent or Merger Sub of the transactions contemplated hereby; (f) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Company and its Subsidiaries; (g) pledges or deposits in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other social security legislation; (h) other Liens arising in the ordinary course of business none of which, individually or in the aggregate, materially impairs the use, value, title or marketability of title of the affected properties or materially impairs the Company or its Subsidiaries.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” means data or other information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular identified or identifiable natural person or household and that is defined or regulated under Privacy Laws, such as “personally identifying information,” “protected health information,” “biometric information,” “personal information,” “non-public personal information,” “personal data,” “consumer health data” or the like.

“Pre-Closing Tax Amount” means an amount equal to the sum of all unpaid income Taxes of the Company and its Subsidiaries (which shall not be less than zero in the aggregate or in respect of any jurisdiction, Tax period, or type of Tax) attributable or payable with respect to any taxable period (or portion thereof) ending on or before the Closing Date, which shall be calculated on an entity-by-entity basis and by including in taxable income any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) and prepaid amounts and deferred revenue that, in each case, would not otherwise be included in taxable income on or prior to the Closing Date, and, determined as if the relevant taxable period of the Company or any of its

Subsidiaries ended on and included the Closing Date and any resulting Taxes were due and payable on the Closing Date. For purposes of calculating the Pre-Closing Tax Amount, (a) Taxes with respect to a Straddle Period shall be determined in accordance with Section 8.5(h), (b) all unpaid Taxes of the Company and its Subsidiaries shall be calculated consistent with the past practice of the Company and its Subsidiaries (including any elections, methods of accounting and filing positions) to the extent permitted by Applicable Law (at a “more likely than not” or higher level of confidence), (c) deferred Tax assets, deferred Tax liabilities, and/or any Tax refunds (or credits in lieu of Tax refunds), Tax attributes or other Tax assets, shall be disregarded (except as otherwise expressly set forth in the succeeding clause (d) of this definition of Pre-Closing Tax Amount), (d) the aggregate amount of prepayments or estimated payments of Taxes, to the extent they are available under Applicable Law to actually reduce the particular Tax liability in respect of which such payments were made, will be taken into account, (e) any deferred income Tax liability or installment payment under Section 965 of the Code (or any corresponding or similar provision of state or local Law) shall be taken into account, (f) any Taxes for which the Company or any of its Subsidiaries would be liable as a result of an inclusion under Section 951 or Section 951A of the Code (or any corresponding or similar provision of state or local Law) if the taxable year of each “foreign corporation” owned, directly or indirectly, by any the Company or any of its Subsidiaries closed on the Closing Date shall be included, (g) any Taxes that are actually taken into account in the calculation of Closing Working Capital or Transaction Expenses (in each case, as finally determined) shall be excluded and (h) any Transaction Deductions shall be taken into account.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preferred Stock” means, collectively, the Series A Preferred Stock, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock, and the Series D Convertible Preferred Stock.

“Privacy Laws” means any Applicable Laws relating to privacy, data protection, breach notification, information security, cybersecurity, anti-spam, cookies, tracking technologies, online advertising, Personal Information, consumer protection or the Processing of Personal Information.

“Privacy Policies” means all final, published written policies of the Company or its Subsidiaries relating to the processing of Protected Data.

“Privacy Requirements” means, collectively and individually, applicable: (i) Privacy Policies, (ii) Privacy Laws, (iii) Contracts from customers with privacy requirements and (iv) legally binding industry self-regulatory codes and standards (e.g., PCI-DSS).

“Process,” “Processes,” or “Processing” means any operation performed upon Personal Information, including, but not limited to, the creation, collection, use, storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, access, disposal or disclosure or other activity regarding data.

“Protected Data” means (i) data regulated by the Privacy Laws, (ii) Personal Information, and (iii) all data, information, content, or materials for which Company is required by Contracts or Privacy Requirements to safeguard and/or keep confidential or private.

“Reference Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Registered Intellectual Property” has the meaning set forth in Section 3.12(a).

“Related Party Transaction” has the meaning set forth in Section 3.19.

“Released Party” has the meaning set forth in Section 8.7(a).

“Representatives” means, with respect to any Person, and any Affiliate of such Person, their respective directors, officers, employees, advisors, agents, representatives, investment bankers, consultants, attorneys and accountants of such Person.

“Restrictive Covenant Agreements” has the meaning set forth in Section 2.3(a)(vi).

“Requisite Stockholder Approval” has the meaning set forth in the recitals to this Agreement.

“Schedules” means the disclosure schedules to this Agreement.

“Securityholder Representative” has the meaning set forth in the preamble to this Agreement.

“Securityholder Representative Holdback Amount” has the meaning set forth in Section 2.9(j)(iii).

“Securityholder Representative Losses” has the meaning set forth in Section 8.19(d)(ii).

“Seller Party” and “Seller Parties” have the meaning set forth in the preamble to this Agreement.

“Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Series B Convertible Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Series C Aggregate Preference Amount” means the sum of (i) the Series C-2009 Aggregate Preference Amount plus (ii) the Series C-2012 Aggregate Preference Amount.

“Series C Convertible Preferred Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Series C-2009 Aggregate Gross Merger Consideration Amount” means the product obtained by multiplying (i) the Series C-2009 Per Share Gross Merger Consideration by (ii) the aggregate number of shares of Series C-2009 Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series C-2009 Aggregate Merger Consideration Amount” means the product obtained by multiplying (i) the Series C-2009 Per Share Merger Consideration by (ii) the aggregate number of shares of Series C-2009 Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series C-2009 Aggregate Preference Amount” means the product obtained by multiplying (i) the Series C-2009 Per Share Preference Amount by (ii) the aggregate number of shares of Series C-2009 Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series C-2009 Convertible Preferred Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company issued on or after December 11, 2009 but prior to May 2, 2012.

“Series C-2009 Gross Percentage” means the quotient obtained by dividing (i) Series C-2009 Aggregate Gross Merger Consideration Amount by (ii) the Initial Gross Closing Date Consideration.

“Series C-2009 Per Share Escrow Contribution Amount” means a dollar amount, equal to the quotient obtained by dividing (i) product of (a) the Escrow Amount multiplied by (b) the Series C-2009 Gross Percentage by (ii) the aggregate number of shares of Series C-2009 Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series C-2009 Per Share Gross Merger Consideration” means a dollar amount, equal to the quotient obtained by dividing (i) the product obtained by multiplying (a) the Aggregate Residual Gross Merger Consideration by (b) the Series C-2009 Preference Percentage by (ii) the aggregate number of shares of Series C-2009 Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series C-2009 Per Share Merger Consideration” means a dollar amount, equal to (i) the Series C-2009 Per Share Gross Merger Consideration minus (ii) the Series C-2009 Per Share Transaction Expense Contribution Amount.

“Series C-2009 Per Share Preference Amount” means with respect to each share of Series C-2009 Convertible Preferred Stock, an amount equal to (i) $6.0881 plus (ii) the aggregate amount of unpaid dividends accruing at the rate of eight percent (8%) per annum from the date of issuance of such shares of Series C-2009 Convertible Preferred Stock and compounding annually with respect to such share immediately prior to the Effective Time.

“Series C-2009 Per Share Securityholder Representative Holdback Contribution Amount” means a dollar amount, equal to the quotient obtained by dividing (i) product of (a) the Securityholder Representative Holdback Amount multiplied by (b) the Series C-2009 Gross Percentage by (ii) the aggregate number of shares of Series C-2009 Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series C-2009 Per Share Transaction Expense Contribution Amount” means a dollar amount, equal to the quotient obtained by dividing (i) product of (a) the aggregate Estimated Transaction Expenses multiplied by (b) the Series C-2009 Gross Percentage by (ii) the aggregate number of shares of Series C-2009 Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series C-2009 Preference Percentage” means the quotient obtained by dividing (i) Series C-2009 Aggregate Preference Amount by (ii) the Series C Aggregate Preference Amount.

“Series C-2012 Aggregate Gross Merger Consideration Amount” means the product obtained by multiplying (i) the Series C-2012 Per Share Gross Merger Consideration by (ii) the aggregate number of shares of Series C-2012 Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series C-2012 Aggregate Merger Consideration Amount” means the product obtained by multiplying (i) the Series C-2012 Per Share Merger Consideration by (ii) the aggregate number of shares of Series C-2012 Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series C-2012 Aggregate Preference Amount” means the product of (i) the Series C-2012 Per Share Preference Amount multiplied by (ii) the aggregate number of shares of Series C-2012 Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series C-2012 Convertible Preferred Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company issued on or after May 2, 2012.

“Series C-2012 Gross Percentage” means the quotient obtained by dividing (i) Series C-2012 Aggregate Gross Merger Consideration Amount by (ii) the Initial Gross Closing Date Consideration.

“Series C-2012 Per Share Escrow Contribution Amount” means a dollar amount, equal to the quotient obtained by dividing (i) product of (a) the Escrow Amount multiplied by (b) the Series C-2012 Gross Percentage by (ii) the aggregate number of shares of Series C-2012 Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series C-2012 Per Share Gross Merger Consideration” means a dollar amount, equal to the quotient obtained by dividing (i) the product obtained by multiplying (a) the Aggregate Residual Gross Merger Consideration by (b) the Series C-2012 Preference Percentage by (ii) the aggregate number of shares of Series C-2012 Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series C-2012 Per Share Merger Consideration” means a dollar amount, equal to (i) the Series C-2012 Per Share Gross Merger Consideration minus (ii) the Series C-2012 Per Share Transaction Expense Contribution Amount.

“Series C-2012 Per Share Preference Amount” means with respect to each share of Series C-2012 Convertible Preferred Stock, an amount equal to (i) $6.0881 plus (ii) the aggregate amount of unpaid dividends accruing at the rate of eight percent (8%) per annum from the date of issuance of such shares of Series C-2012 Convertible Preferred Stock and compounding annually with respect to such share immediately prior to the Effective Time.

“Series C-2012 Per Share Securityholder Representative Holdback Contribution Amount” means a dollar amount, equal to the quotient obtained by dividing (i) product of (a) the Securityholder Representative Holdback Amount multiplied by (b) the Series C-2012 Gross

Percentage by (ii) the aggregate number of shares of Series C-2012 Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series C-2012 Per Share Transaction Expense Contribution Amount” means a dollar amount, equal to the quotient obtained by dividing (i) product of (a) the aggregate Estimated Transaction Expenses multiplied by (b) the Series C-2012 Gross Percentage by (ii) the aggregate number of shares of Series C-2012 Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series C-2012 Preference Percentage” means the quotient obtained by dividing (i) Series C-2012 Aggregate Preference Amount by (ii) the Series C Aggregate Preference Amount.

“Series D Aggregate Merger Consideration” means the product of (i) the Series D Per Share Merger Consideration multiplied by (ii) the aggregate number of shares of Series D Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series D Aggregate Preference Amount” means the product of (i) the Series D Per Share Preference Amount multiplied by (ii) the aggregate number of shares of Series D Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series D Convertible Preferred Stock” means the Series D Preferred Stock, par value $0.001 per share, of the Company.

“Series D Gross Percentage” means the quotient obtained by dividing (i) Series D Aggregate Preference Amount by (ii) the Initial Gross Closing Date Consideration.

“Series D Per Share Escrow Contribution Amount” means a dollar amount, equal to the quotient of (i) product of (a) the Escrow Amount multiplied by (b) the Series D Gross Percentage divided by (ii) the aggregate number of shares of Series D Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series D Per Share Merger Consideration” means a dollar amount, equal to (i) the Series D Per Share Preference Amount minus (ii) Series D Per Share Transaction Expense Contribution Amount.

“Series D Per Share Preference Amount” means with respect to each share of Series D Convertible Preferred Stock, an amount equal to (i) $17.1105 plus (ii) the aggregate amount of unpaid dividends accruing at the rate of eight percent (8%) per annum from the date of issuance of such shares of Series D Convertible Preferred Stock and compounding annually with respect to such share immediately prior to the Effective Time.

“Series D Per Share Securityholder Representative Holdback Contribution Amount” means a dollar amount, equal to the quotient obtained by dividing (i) product of (a) the Securityholder Representative Holdback Amount multiplied by (b) the Series D Gross Percentage by (ii) the aggregate number of shares of Series D Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Series D Per Share Transaction Expense Contribution Amount” means a dollar amount, equal to the quotient obtained by dividing (i) product of (a) the aggregate Estimated Transaction Expenses multiplied by (b) the Series D Gross Percentage by (ii) the aggregate number of shares of Series D Convertible Preferred Stock outstanding as of immediately prior to the Effective Time.

“Solvent” means, with respect to any Person and as of any date of determination, that (a) both the fair value of such Person’s assets will not be less than the sum of its debts and the present fair saleable value of such Person’s assets will not be less than the amount required to pay its probable Liability on its debts as they become absolute and matured; (b) such Person will have adequate capital with which to engage in its business; and (c) such Person will not have incurred and does not immediately plan to incur debts beyond its ability to pay as they become absolute and matured.

“Special Indemnity Escrow Account” means the dedicated escrow account established pursuant to the Escrow Agreement into which the Special Indemnity Escrow Amount shall be deposited at Closing and held by the Escrow Agent separately from the Indemnity Escrow Account.

“Special Indemnity Escrow Amount” means $3,000,000.

“Special Indemnity Escrow Funds” means the amount of cash held by the Escrow Agent in the Special Indemnity Escrow Account pursuant to the Escrow Agreement as of any particular date of determination.

“Stockholder Notice” has the meaning set forth in Section 6.5.

“Stockholder Written Consent” has the meaning set forth in Section 2.3(a)(v).

“Straddle Period” has the meaning set forth in Section 8.5(h).

“Subsidiary” or “Subsidiaries” means any Person of which any other Person shall own, directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other equity of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Bylaws” has the meaning set forth in Section 2.6(b).

“Surviving Corporation Certificate of Incorporation” has the meaning set forth in Section 2.6(a).

“Target Working Capital” means negative One Million Two Hundred Twenty Six Dollars (-$1,226,000).

“Tax” means any U.S. federal, state, local or non-U.S. taxes, charges, duties, fees, levies, or other assessments in the nature of a tax, imposed by the IRS or other Governmental Entity, including income, gross receipts, franchise, ad valorem, employment, withholding, alternative minimum, add-on minimum, sales, use, transfer, value-added, net worth, recording, excise, severance, stamp, occupation, windfall, profits, environmental, customs, real property, personal property, capital stock, retirement, social security (or similar), unemployment, disability, payroll, license, or other taxes, including any interest, penalties or additions thereto.

“Tax Return” means any return, information return, statement, filing or report relating to Taxes required to be filed with any Governmental Entity, and includes any amendments, supplements, and schedules attached thereto.

“ThesaurusUK” means Thesaurus Information Limited, a company organized under the laws of England and Wales (Company number: 02412438).

“Top Customer” has the meaning set forth in Section 3.20(a).

“Top Vendor” has the meaning set forth in Section 3.20(b).

“Transaction Deductions” means the sum of all items of losses, deductions or credits, to the extent deductible for Tax purposes at a “more likely than not” standard and without duplication, resulting from, or attributable to, (a) the Transaction Expenses (regardless of whether such items remain unpaid as of the Closing), (b) the repayment of any Indebtedness required to be paid at Closing or as otherwise contemplated to be repaid at the Closing by this Agreement (including any capitalized financing fees, costs and expenses that become currently deductible as a result thereof) and (c) any other expenses or costs incurred in connection with the transactions contemplated hereby. For this purpose, the parties agree to assume that 70% of any success-based fees within the scope of Internal Revenue Service Revenue Procedure 2011-29 are deductible.

“Transaction Expenses” means, without duplication, (a) the fees and expenses of the Investment Advisor and other third party advisors (including, finance, investment banking, accounting and legal) engaged by, or on behalf of, the Company in connection with the sale process, this Agreement, the Ancillary Documents and the transactions contemplated hereby; (b) any success, change of control, retention, sale, transaction bonuses due and payable to any current or former director, officer, employee or service provider of the Company Group that are payable solely as a result of this Agreement, any Ancillary Document or the consummation of the Merger; (c) the employer portion of any associated payroll, social security, unemployment or similar Taxes related to any such payments described in clause (b); (d) fifty percent (50%) of the fees and expenses of the Escrow Agent; and (e) the fees and expenses related to the D&O Tail. For the avoidance of doubt, (i) all obligations or payments payable to any employee or service provider of any member of the Company Group due to any actions or decisions made by Parent, including the employer portion of any associated payroll, social security, unemployment or similar Taxes related to any such payments shall not be a Transaction Expense and (ii) Transaction Expenses will exclude all Indebtedness.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Transfer Taxes” has the meaning set forth in Section 8.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“UK Entities” means together ThesaurusUK and Artfact UK, LLC (Company number: FC026906).

“UK Pension Plans” means (i) in relation to ThesaurusUK, a pension arrangement with Cushon Master Trust (Scheme number: MLLP000003) and a group personal pension plan with Aviva; and (ii) in relation to Artfact UK, LLC (Company number: FC026906), a pension arrangement with Cushon Master Trust (Scheme number: MLLP000021) and Beaufort Consulting Master Trust (Scheme number: 12008536).

“Warrant Payment” means zero dollars ($0), and no amount shall be payable in respect of any Company Warrant in connection with the execution, delivery or performance of this Agreement, the Merger or any other Transaction.

Article 2
THE MERGER

Section 2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). Following the Effective Time, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 2.2 Closing of the Merger. The closing of the Merger (the “Closing”) shall take place remotely through the mutual exchange via electronic means of executed copies of documents (including in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), immediately following the execution and delivery of this Agreement by the parties hereto. The “Closing Date” shall be the date on which the Closing occurs. The effective time of the Closing for accounting matters shall be deemed to be the Reference Time.

Section 2.3 Deliveries at the Closing.

(a) Prior to or at the Closing, the Company shall have delivered, or cause to be delivered, the following documents to Parent:

(i) a certificate from the Company, in form and substance as prescribed by Treasury Regulations promulgated under Section 1445 of the Code, stating that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code; provided, that in the event the Company fails to deliver such certificate, the sole recourse of Parent and Merger Sub shall be to withhold on payments of the Merger Consideration to the extent required by Applicable Law;

(ii) written resignations of the directors and officers of the Company, in form and substance reasonably acceptable to Parent, duly executed by each director and officer;

(iii) a good standing certificate (or its equivalent) of the Company, dated not more than seven (7) days prior to the Closing Date, issued by the Secretary of State of the State of Delaware;

(iv) the Escrow Agreement, duly executed by the Securityholder Representative and the Escrow Agent;

(v) a certificate of the Secretary or other authorized officer of the Company certifying that attached thereto are (A) true and correct copies of the written consent contemplating the Requisite Stockholder Approval (the “Stockholder Written Consent”) and all resolutions adopted by the board of directors of the Company approving the execution, delivery and performance of this Agreement, the Ancillary Documents and the consummation of the Transactions, and that such resolutions are in full force and effect, (B) certified, true and correct copies of the Governing Documents of the Company, and (C) the names and signatures of the officers of the Company authorized to sign this Agreement and the Ancillary Documents;

(vi) a restrictive covenant agreement for each Key Person, each in the form attached hereto as Exhibit A, duly executed by the applicable Key Person (together, the “Restrictive Covenant Agreements” and each, a “Restrictive Covenant Agreement”);

(vii) a non-solicit agreement for each Investor, each in the form attached hereto as Exhibit B, duly executed by the applicable Investor (together, the “Non-Solicit Agreements” and each, a “Non-Solicit Agreement”);

(viii) evidence that the Company Charter Amendment has been filed with the Secretary of the State of Delaware in accordance with Applicable Law;

(ix) D&O Tail in the name of Surviving Corporation for the benefit of D&O Indemnitees; and

(x) Resolutions of Invaluable, LLC to effectively terminate the Company 401(k) Plan and any amendments to the Company 401(k) Plan to terminate the Company 401(k) Plan.

(b) Prior to or at the Closing, Parent shall have delivered the following documents to the Company:

(i) the Escrow Agreement, duly executed by Parent;

(ii) a certificate of the Secretary or other authorized officer of Parent certifying that (i) all resolutions adopted by the board of directors of Parent approving the execution, delivery and performance of this Agreement, the Ancillary Documents and the consummation of the Transactions, and that such resolutions are in full force and effect and (ii) attached thereto are the names and signatures of the officers of Parent authorized to sign this Agreement and the Ancillary Documents;

(iii) a certificate of the Secretary or other authorized officer of Merger Sub certifying that (i) all resolutions adopted by the board of directors of Merger Sub approving the execution, delivery and performance of this Agreement, the Ancillary Documents and the consummation of the Transactions, and that such resolutions are in full force and effect and (ii) attached thereto are the names and signatures of the officers of Merger Sub authorized to sign this Agreement and the Ancillary Documents;

(iv) a counterpart signature page to each of the Restrictive Covenant Agreements and Non-Solicit Agreements, duly executed by Parent or the Affiliate designated by Parent; and

(v) the agreements with key employees set forth on Schedule 2.3(b)(v).

Section 2.4 Effective Time. Subject to the terms and conditions set forth in this Agreement, concurrently with or as soon as practicable following the Closing, Parent, Merger Sub and the Company shall (a) cause the certificate of merger in the form of Exhibit C (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DGCL and (b) make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 2.5 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL, and in the Certificate of Merger. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all Liabilities, restrictions and duties of each of the Company and Merger Sub shall become the Liabilities, restrictions and duties of the Surviving Corporation.

Section 2.6 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation in effect immediately prior to the Effective Time shall be amended and restated in its entirety as set forth on Exhibit C (the “Surviving Corporation Certificate of Incorporation”) until thereafter changed or amended as provided therein or by Applicable Law and in all cases subject to the requirements of Section 6.1.

(b) At the Effective Time, the bylaws of the Surviving Corporation in effect immediately prior to the Effective Time shall be amended to become identical to the bylaws of Merger Sub (the “Surviving Corporation Bylaws”) until thereafter changed or amended as provided therein or by Applicable Law and in all cases subject to the requirements of Section 6.1.

Section 2.7 Directors. The parties shall take any and all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, each to hold office in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws until such director’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.8 Officers. The parties shall take any and all actions necessary so that the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, unless otherwise determined by the board of directors of Merger Sub prior to the Effective Time, each to hold office in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws until such officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.9 Effect of Merger on the Capital Stock of the Constituent Corporations. At the Effective Time, by virtue of the Merger and without any action on the part of any party, any Company Securityholder, or any other person:

(a) Conversion of Merger Sub Equity. Each share of common stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock in the Surviving Corporation.

(b) Conversion of Company Stock.

(i) Each share of Series D Convertible Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than the Dissenting Shares, which shall be cancelled as provided for in Section 2.13 and the Canceled Shares, which shall be cancelled as provided for in Section 2.9(e)) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be canceled and extinguished and be automatically converted into and shall become the right to receive at the respective times and subject to the requirements and contingencies specified herein, without interest: (A) the amount in cash equal to (I) the Series D Per Share Merger Consideration, minus (II) the Series D Per Shares Escrow Contribution Amount, minus (III) the Series D Per Share Securityholder Representative Holdback Contribution Amount, (B) any cash disbursements required to be made from the Escrow Funds with respect to such share of Series D Convertible Preferred Stock in accordance with the terms of this Agreement and the Escrow Agreement, as, when and if such disbursements are required to be made and (C) any cash disbursements required to be made from the Securityholder Representative Holdback Amount with respect to such share of Series D Convertible Preferred Stock in accordance with the terms of this Agreement, as, when and if such disbursements are required to be made.

(ii) Each share of Series C-2009 Convertible Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than the Dissenting Shares, which shall be cancelled as provided for in Section 2.13 and the Canceled Shares, which shall be cancelled as provided for in Section 2.9(e)) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be canceled and extinguished and be automatically converted into and shall become the right to receive at the respective times and subject to the requirements and contingencies specified herein, without interest: (A) the amount in cash equal to (I) the Series C-2009 Per Share Merger Consideration, minus (II) the Series C-2009 Per Shares Escrow Contribution Amount, minus (III) the Series C-2009 Per Share Securityholder Representative Holdback Contribution Amount, (B) any cash disbursements required to be made from the Escrow Funds with respect to such share of Series C-2009 Convertible Preferred Stock in accordance with the terms of this Agreement and the Escrow

Agreement, as, when and if such disbursements are required to be made and (C) any cash disbursements required to be made from the Securityholder Representative Holdback Amount with respect to such share of Series C-2009 Convertible Preferred Stock in accordance with the terms of this Agreement, as, when and if such disbursements are required to be made.

(iii) Each share of Series C-2012 Convertible Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than the Dissenting Shares, which shall be cancelled as provided for in Section 2.13 and the Canceled Shares, which shall be cancelled as provided for in Section 2.9(e)) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be canceled and extinguished and be automatically converted into and shall become the right to receive at the respective times and subject to the requirements and contingencies specified herein, without interest: (A) the amount in cash equal to (I) the Series C-2012 Per Share Merger Consideration, minus (II) the Series C-2012 Per Shares Escrow Contribution Amount, minus (III) the Series C-2012 Per Share Securityholder Representative Holdback Contribution Amount, (B) any cash disbursements required to be made from the Escrow Funds with respect to such share of Series C-2012 Convertible Preferred Stock in accordance with the terms of this Agreement and the Escrow Agreement, as, when and if such disbursements are required to be made and (C) any cash disbursements required to be made from the Securityholder Representative Holdback Amount with respect to such share of Series C-2012 Convertible Preferred Stock in accordance with the terms of this Agreement, as, when and if such disbursements are required to be made.

(iv) Each share of Series B Convertible Preferred Stock, Series A Preferred Stock and Common Stock issued and outstanding as of immediately prior to the Effective Time (other than the Dissenting Shares, which shall be cancelled as provided for in Section 2.13 and the Canceled Shares, which shall be cancelled as provided for in Section 2.9(e)) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, be canceled and extinguished as of the Effective Time for no consideration. From and after the Effective Time, all shares of Series B Convertible Preferred Stock, Series A Preferred Stock and Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such share shall cease to have any rights with respect thereto. For the avoidance of doubt, no payment shall be payable to any holder of a share of Series B Convertible Preferred Stock, Series A Preferred Stock and Common Stock in respect of such share in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger or any other Transaction.

(v) From and after the Effective Time, the Company Stockholders shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided for herein or under Applicable Law.

(c) Effect on Options.

(i) Cancellation of Options. Each Company Option, whether vested or unvested, exercisable or unexercisable, shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, any holder thereof or any other Person, be canceled and extinguished as of the Effective Time for no consideration. From and after the Effective Time, all Company Options shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such Company Option shall cease to have any rights with respect thereto. For the avoidance of doubt, no Option Payment shall be payable to any holder of a Company Option in respect of such Company Option in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger or any other Transaction.

(ii) No Option Consideration. No portion of the Merger Consideration, Additional Merger Consideration or any other amount payable under this Agreement shall be allocated to or payable in respect of any Company Option, and neither Parent, Merger Sub, the Company, the Surviving Corporation nor any of their respective Affiliates shall have any obligation to make any payment in respect of any Company Option.

(iii) Option Plans. The Company shall take all appropriate and necessary steps to effect the termination of the Option Plans in effect as of the Effective Time, including adopting resolutions of the board of directors or obtaining the consent of the Company Stockholders or the holders of Company Options, if and to the extent applicable, to effect the terms of this Section 2.9(c).

(d) Effect on Company Warrants. Each Company Warrant shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, any holder thereof or any other Person, be canceled and extinguished as of the Effective Time for no consideration. From and after the Effective Time, all Company Warrants shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any Company Warrant shall cease to have any rights with respect thereto. For the avoidance of doubt, no Warrant Payment shall be payable to any holder of a Company Warrant in respect of such Company Warrant in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger or any other Transaction.

(e) Canceled Shares. Shares of Company Stock held in the treasury of the Company shall be canceled for no consideration as part of the Merger and shall cease to exist (collectively, “Canceled Shares”).

(f) Tax Withholding. The Company, and, on its behalf, Parent, the Surviving Corporation and the Escrow Agent shall be entitled to (i) deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Stock, Company Options or Company Warrants such amounts as may be required to be deducted or withheld from that payment under any provision of federal, state, local or foreign Tax law, and (ii) request and be provided with any necessary Tax forms, including IRS Form W-9 or any similar information or documents. Parent shall use commercially reasonable efforts to provide written notice to the applicable payee(s) at least five (5) calendar days prior to any such deduction or withholding, and Parent, the Surviving Corporation and their Affiliates will cooperate in good faith to provide the Company or the applicable payee(s), as applicable, an opportunity to eliminate or reduce any such deduction or withholding with respect to any applicable Person. To the extent such amounts are so deducted or withhold and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts otherwise would have been paid.

(g) Additional Merger Consideration. Following the Closing, only the Indemnifying Payees shall be entitled to receive, in cash and without interest, their allocable portion of any Additional Merger Consideration that becomes payable pursuant to the terms of Section 2.10(g)(ii), Section 7.8 and Section 8.19, in each case as distributed to the Indemnifying Payees in accordance with their respective Indemnity Pro Rata Percentages. No Company Securityholder that is not an Indemnifying Payee shall be entitled to receive any Additional Merger Consideration.

(h) Merger Consideration Schedule. At least three (3) Business Days prior to the anticipated Closing Date, the Company prepared and delivered to Parent the schedule in the form attached hereto as Exhibit D (the “Merger Consideration Schedule”), dated as of the Closing Date, which shall, in accordance with Section 2.9(b) and Section 2.10(a), set forth the allocation and distribution of the Initial Closing Date Consideration only to the Company Stockholders entitled to receive Merger Consideration as of immediately prior to the Effective Time. The Merger Consideration Schedule will include, at least: (i) the names of all Company Stockholders entitled to receive Merger Consideration and their respective addresses and e-mail addresses, if available; (ii) the number and kind of shares of Company Stock held by, or subject to the Company Options or Company Warrants held by, such Persons and, in the case of outstanding shares of Company Stock, the respective certificate numbers; (iii) the number of shares and the exercise price per share in effect for each Company Option and Company Warrant; (iv) the calculation of the applicable payment to each Company Stockholder entitled to receive Merger Consideration in exchange for shares of Company Stock held by such Person, and confirmation that no payment is payable in respect of any Company Option or Company Warrant; (v) each Indemnifying Payee’s Indemnity Pro Rata Percentage; and (vi) the illustrative allocation to each Indemnifying Payee of any released Additional Merger Consideration amounts.

(i) Invoices. At least five (5) Business Days prior to the Closing Date, the Company shall have delivered to Parent the final invoices in connection with the Estimated Transaction Expenses (to the extent applicable).

(j) Payments at Closing. At the Closing, Parent shall pay, or shall cause the Company, Merger Sub or the Surviving Corporation to pay, in cash by wire transfer of immediately available funds:

(i) an amount equal to the Estimated Closing Indebtedness, as set forth in the Closing Statement;

(ii) an amount equal to the Estimated Transaction Expenses, as set forth in the Closing Statement and to the extent applicable, pursuant to the invoices provided to Parent pursuant to Section 2.9(i)(ii);

(iii) $350,000 (such amount, the “Securityholder Representative Holdback Amount”) to the account designated in writing by the Securityholder Representative for purposes of satisfying costs, expenses or Liabilities incurred in its capacity as the Securityholder Representative in accordance with this Agreement;

(iv) an amount equal to the aggregate amount of the Merger Consideration payable to the Company Stockholders at the Closing pursuant to Section 2.9(b) to the holders of such shares of Company Stock, in accordance with this Agreement and the Merger Consideration Schedule, that have delivered an executed Letter of Transmittal to Parent in accordance with Section 2.11);

(v) an amount equal to the Escrow Amount to the Escrow Agent, which amount shall be held in accordance with the terms of the Escrow Agreement and this Agreement.

(k) For the avoidance of doubt, no portion of the Merger Consideration shall be payable in respect of any Company Option or Company Warrant, and neither Parent, Merger Sub, the Company nor the Surviving Corporation shall be required to make any Option Payment or Warrant Payment.

(l) Any release of Escrow Funds or other Additional Merger Consideration shall be made only to the Indemnifying Payees in accordance with their respective Indemnity Pro Rata Percentages or such other allocation expressly set forth in the Merger Consideration Schedule.

Section 2.10 Merger Consideration and Adjustment.

(a) Estimate of Merger Consideration. Not less than three (3) Business Days prior to the anticipated Closing Date, the Company prepared in good faith and delivered to Parent a written statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (A) Closing Cash (“Estimated Closing Cash”), (B) Closing Working Capital (“Estimated Working Capital”), (C) Closing Indebtedness (“Estimated Closing Indebtedness”), (D) Transaction Expenses (“Estimated Transaction Expenses”) and (E) the Initial Closing Date Consideration. The Estimated Closing Statement shall be prepared in accordance with the terms of this Agreement and the accounting principles, practices, assumptions, conventions, policies, procedures, classifications and methodologies set forth on Exhibit E (the “Accounting Principles”). The Estimated Closing Statement shall also include instructions that identify the bank accounts designated to facilitate direct payment of the Estimated Closing Indebtedness and Estimated Transaction Expenses to the applicable payees on behalf of the Company pursuant to Section 2.9(j)(i) and (ii).

(b) As promptly as practicable, and in any event within seventy-five (75) calendar days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Securityholder Representative a statement (the “Closing Statement”) setting forth Parent’s good faith calculation of Closing Cash, Closing Working Capital, Closing Indebtedness, Transaction Expenses and the Final Closing Date Consideration assuming the amounts set forth in the Closing Statement were final, together with such schedules and data with respect to the determination thereof as may be appropriate to support the calculations set forth in the Closing Statement. The Closing Statement shall be prepared in accordance with the terms of this Agreement and the Accounting Principles. The parties agree that the purpose of preparing the Closing Statement and determining Closing Cash, Closing Working Capital, Closing Indebtedness, Transaction Expenses and the related adjustments contemplated by this Section 2.10 is to measure the amount of Closing Cash, Closing Working Capital, Closing Indebtedness,

Transaction Expenses and the related adjustments contemplated by this Section 2.10 in accordance with the definitions set forth in this Agreement and the Accounting Principles, and such process is not intended (i) to permit the introduction of different accounting methods, policies, principles, practices, assumptions, conventions, judgments, procedures, classifications or estimation methodologies (including with respect to accruals and reserves) for the purpose of determining any such amounts than those set forth in the Accounting Principles or (ii) to adjust for errors or omissions that may be found with respect to the Financial Statements or any inconsistencies between the Financial Statements and GAAP. If Parent fails to deliver the Closing Statement within seventy-five (75) calendar days following the Closing Date, then, at the Securityholder Representative’s election, the Closing Cash, Closing Working Capital, Closing Indebtedness, Transaction Expenses and the Final Closing Date Consideration will be deemed to be the amounts set forth in the Estimated Closing Statement and there shall be no adjustment to the Initial Closing Date Consideration, and such amounts will be final, conclusive and binding on Parent and the Securityholder Representative for purposes of this Agreement.

(c) Following the delivery of the Closing Statement and until the Closing Statement becomes final and binding upon the parties, Parent shall, and shall cause the Company to, (i) reasonably cooperate with and assist, and shall cause each of their respective Representatives to reasonably cooperate with and assist, the Securityholder Representative and its Representatives in the review of the Closing Statement (including by executing such documents and other instruments and taking further actions as may be reasonably necessary to cause the Company and its accountants to deliver to the Securityholder Representative and its Representatives copies of their work papers relating to the Company and to respond to any inquiries from the Securityholder Representative and its Representatives regarding the Closing Statement) and (ii) provide the Securityholder Representative and its Representatives with reasonable access to the books and records and relevant personnel and properties of Parent and the Company to permit the Securityholder Representative to review the Closing Statement and Parent’s calculation of Closing Cash, Closing Working Capital, Closing Indebtedness, Transaction Expenses and the Final Closing Date Consideration as set forth therein, in the case of each of clauses (i) and (ii), subject to the entry into customary confidentiality and access letters; provided that the Securityholder Representative and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company. The Closing Statement shall become final and binding upon the parties sixty (60) days after receipt thereof by the Securityholder Representative (the “Response Period”), unless the Securityholder Representative gives written notice of its disagreement with the Closing Statement (a “Notice of Disagreement”), which shall set forth the amount of any disagreement so asserted, to Parent on or prior to such date. If a timely Notice of Disagreement is received by Parent prior to the expiration of the Response Period, then the Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the parties on the earlier of (1) the date on which Parent and the Securityholder Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (2) the date on which all such disputed matters are finally resolved in writing by the Independent Expert pursuant to the procedures set forth in this Section 2.10(c). During the forty-five (45) calendar day period following the delivery of a Notice of Disagreement or any mutually agreed extension thereof, Parent and the Securityholder Representative shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such forty-five (45) calendar day period or mutually agreed extension thereof, upon written notice from either

Parent or the Securityholder Representative, Parent and the Securityholder Representative shall jointly submit to the Independent Expert for review any and all matters that remain in dispute and were included in the Notice of Disagreement. Parent and the Securityholder Representative shall instruct the Independent Expert to render its decision as to the disputed items and the effect of its decision on the Closing Statement as promptly as practicable but in no event later than thirty (30) calendar days after the date of such submission. Each party shall furnish to the Independent Expert such working papers and other relevant documents and information relating to the disputed items. In the event Parent or the Securityholder Representative shall participate in teleconferences or meetings with, or make presentations to, the Independent Expert, both Parent and the Securityholder Representative shall be entitled to participate in such teleconferences, meetings or presentations, and neither Parent nor the Securityholder Representative shall have any ex parte communications with the Independent Expert. The terms of appointment and engagement of the Independent Expert shall be as agreed upon between Parent and the Securityholder Representative in writing.

(d) In resolving any such disputed item, the Independent Expert (i) shall act in the capacity of an expert and not as an arbitrator, (ii) shall limit its review to matters specifically set forth in the Notice of Disagreement as to a disputed item that was submitted for resolution to the Independent Expert (other than matters thereafter resolved by mutual written agreement of Parent and the Securityholder Representative pursuant to Section 2.10), (iii) prepare its calculations and render its decision in accordance with the Accounting Principles and the terms of this Agreement and (iv) shall not assign a value to any disputed item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party in the Closing Statement or in the Notice of Disagreement. The scope of the Independent Expert’s review shall be limited to whether the amounts of Closing Cash, Closing Working Capital, Closing Indebtedness and Transaction Expenses identified as in dispute in the Notice of Disagreement and remaining in dispute were prepared in accordance with this Section 2.10(d) and, specifically, the Accounting Principles and whether there were mathematical errors in the relevant Closing Statement, and the Independent Expert shall not be authorized or permitted to make any other determination. Without limiting the generality of the foregoing, the Independent Expert is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Closing Statement or the Notice of Disagreement that was not submitted for resolution to the Independent Expert, (B) any determination as to whether the Accounting Principles were followed with respect to the Financial Statements, (C) any determination as to the accuracy of the representations and warranties set forth in Section 3.5 or any other representation or warranty in this Agreement, (D) any determination as to compliance by any party with any of its respective covenants in this Agreement, (E) any determination as to whether the Target Working Capital is correct, adequate or sufficient or (F) any determination that an issue was not properly included by the Securityholder Representative in the Notice of Disagreement. Any dispute not within the scope of disputes to be resolved by the Independent Expert pursuant to this Section 2.10(d) shall be resolved as otherwise provided in this Agreement.

(e) The final determination by the Independent Expert of the matters submitted to it pursuant to Section 2.10(c) and (d) shall (i) be in writing, (ii) subject to the limitations set forth in Section 2.10(d), include the Independent Expert’s calculation of the Final Closing Date Consideration, (iii) include the Independent Expert’s determination of each matter submitted to it pursuant to Section 2.10(a) and (iv) include a brief summary of the Independent Expert’s reasons for its determination of each issue.

(f) The resolution of disputed items by the Independent Expert shall be final and binding and an Order may be entered in respect thereof by a court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Independent Expert incurred pursuant to this Section 2.10 shall be borne by Parent and the Securityholder Representative, on behalf of the Company Securityholders, in inverse proportion as they may prevail on matters resolved by the Independent Expert, which proportionate allocations shall also be determined by the Independent Expert at the time its determination on the merits of the matters submitted is rendered. For example, should the items in dispute total $1,000 and the Independent Expert awards $600 in favor of the Securityholder Representative’s position, 60% of the costs of its review would be borne by Parent and 40% of the costs would be borne by the Securityholder Representative. Each of Parent and the Securityholder Representative (on behalf of the Company Securityholders) shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Section 2.10.

(g) Within five (5) Business Days after the Closing Statement becomes final and binding upon the parties pursuant to this Section 2.10:

(i) If the Final Closing Date Consideration is less than the Initial Closing Date Consideration (the positive value of such difference, the “Net Negative Purchase Price Adjustment Amount”) then the Securityholder Representative and Parent shall jointly instruct the Escrow Agent to release from the Indemnity Escrow Account to Parent an amount equal to the Net Negative Purchase Price Adjustment Amount.

(ii) If the Final Closing Date Consideration is greater than the Initial Closing Date Consideration (the positive value of such difference, the “Net Positive Purchase Price Adjustment Amount”), Parent shall pay or cause to be paid to the Company Securityholders in accordance with their respective Indemnity Pro Rata Percentages, this Agreement and the Merger Consideration Schedule an amount equal to the Net Positive Purchase Price Adjustment Amount by wire transfer of immediately available funds to the bank accounts designated in writing by each such Company Securityholder (such designation to be made at least two (2) Business Days prior to such delivery), in accordance with this Article 2.

(iii) If the Net Negative Purchase Price Adjustment Amount or the Net Positive Purchase Price Adjustment Amount are equal to zero, the Initial Closing Date Consideration shall be deemed equal to the Final Closing Date Consideration.

(h) The parties agree to treat any payment made pursuant to this Section 2.10 as an adjustment to the purchase price paid in respect of the Company Stock (as determined for all applicable Tax purposes), unless otherwise required by Applicable Law.

Section 2.11 Surrender of Certificates.

(a) Delivery and Return of Letters of Transmittal. No later than three (3) Business Days prior to the anticipated Closing Date (or such later date as Parent instructs the

Company in writing), the Company shall have delivered to each Investor (i) a letter of transmittal substantially in the form attached as Exhibit F hereto (the “Letter of Transmittal”) and (ii) instructions (which may be included in such Letter of Transmittal) for use in effecting the receipt of the applicable portion of the Initial Closing Date Consideration in exchange therefor, when, as and if payable upon the terms and subject to the conditions set forth herein.

(b) Payment. If a Company Stockholder delivers (i) its duly completed and validly executed Letter of Transmittal, (ii) its duly completed and validly executed IRS Form W-9 or appropriate IRS Form W-8 (as applicable) and (iii) such other customary materials as are reasonably required by the Company (the materials in clauses (i)-(iii), collectively, the “Solicitation Materials”) to Parent at least two (2) Business Days prior to the Closing Date, then at the Closing, Parent shall deliver to such Company Stockholder the portion of the Initial Closing Date Consideration payable to such Company Stockholder in accordance with this Agreement and as set forth in the Merger Consideration Schedule. If a Company Stockholder delivers any of its Solicitation Materials to Parent after the date that is two (2) Business Days prior to the Closing Date, then promptly (but in any event within two (2) Business Days) thereafter, Parent shall deliver to such Company Stockholder the portion of the Initial Closing Date Consideration payable to such Company Stockholder in accordance with this Agreement and the Merger Consideration Schedule.

(c) Additional Consideration. If any Additional Merger Consideration becomes payable pursuant to this Agreement, Parent shall pay, within five (5) Business Days after the Closing Statement becomes final and binding upon the parties (the “Additional Consideration Payment Date”), the portion of the Additional Merger Consideration payable only to the Indemnifying Payees in accordance with their respective Indemnity Pro Rata Percentages, this Agreement and the Merger Consideration Schedule. No holder of any Company Option, Company Warrant or other Company Securityholder that is not an Indemnifying Payee shall be entitled to receive any Additional Merger Consideration.

(d) No Interest; No Further Rights in Company Stock. No interest shall be paid or accrue on any Merger Consideration payable in accordance with this Section 2.11. Following the Closing, each Company Stockholder shall cease to have any rights with respect to the Company Stock converted in accordance with Section 2.9 other than the right to receive the portion of the Initial Closing Date Consideration that such Company Stock converted into the right to receive at the Closing and any further amounts payable pursuant to Section 2.10 (when, as and if any such amounts are payable upon the terms and subject to the conditions set forth herein). Payment of the applicable portion of the Merger Consideration in accordance with the terms hereof shall be deemed paid in full satisfaction of all rights pertaining to the Company Stock. From and after the Effective Time, (i) all former holders of Company Stock shall cease to have any rights (including any rights as members of the Surviving Corporation, as applicable) in respect of such Company Stock, other than the right to receive the applicable portion of the Merger Consideration when, as and if payable upon the terms and subject to the conditions set forth herein, and (ii) there shall be no further registration of transfer on the records of the Surviving Corporation of Company Stock that were outstanding prior to the Effective Time.

Section 2.12 Escrow Agreement. At the Effective Time, the Securityholder Representative and Parent shall enter into the escrow agreement in the form attached hereto as Exhibit G with the Escrow Agent (the “Escrow Agreement”). The Escrow Agreement shall provide for the establishment and maintenance of two separate designated accounts to hold each of the Indemnity Escrow Funds and Special Indemnity Escrow Funds, to be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement.

Section 2.13 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, a holder of shares of Company Stock who has validly and properly demanded appraisal of such shares pursuant to, and who has complied in all respects with, the provisions of Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares”) shall not have such shares converted into the right to receive a portion of the Merger Consideration in accordance with Section 2.9(b), if any, but instead such holder shall be entitled to such rights (and only such rights) as are granted under Section 262 of the DGCL, unless and until such holder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses the right to dissent. If any holder of Dissenting Shares shall have effectively withdrawn, failed to perfect or loses the right to dissent pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine such holder is not entitled to relief pursuant to Section 262 of the DGCL, then, the Dissenting Shares held by such holder shall cease to constitute Dissenting Shares, shall be canceled and converted into and represent the right to receive a portion of the Merger Consideration in accordance with Section 2.9(b), if any, without interest thereon, to which such holder is entitled pursuant to Section 2.9(b).

(b) The Company shall give notice to Parent as promptly as reasonably practicable of any demands, notices or instruments received by the Company for appraisal of any shares of Company Stock and Parent shall have the right to participate in all negotiations and Actions with respect to, such demands, notices and instruments and any settlements with respect thereto after the Effective Time shall not be entered into without the prior written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed). Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands or notices of dissent, or agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), require the Company to make any payment with respect to any demands for appraisal or notices of dissent or offer to settle or settle any such demands or notices.

Section 2.14 Failure to Exchange Shares. Any portion of the Merger Consideration that remains unclaimed by any holder of Company Stock thirteen (13) months following the Closing Date shall be retained by Parent or delivered to the Surviving Corporation, as directed by Parent, upon demand, and any such Company Securityholder who has not submitted a Letter of Transmittal and exchanged Company Stock for the Merger Consideration in accordance with Section 2.11 prior to that time shall thereafter look only to Parent and the Surviving Corporation as general creditors thereof for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Securityholder Representative shall be liable to any Company Securityholder for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by any Company Securityholder immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Article 3
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

Except as set forth in the applicable section of the Schedules, as a material inducement to Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby represents and warrants to Parent and Merger Sub as follows with respect to the Company:

Section 3.1 Organization and Qualification.

(a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its businesses in all material respects as it has been conducted and in the same manner in which it is presently conducted.

(b) The Company is duly qualified, registered or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification, registration or licensing necessary, except in such jurisdictions where the failure to be so duly qualified, registered or licensed and in good standing would not be materially adverse to the business of the Company taken as a whole.

(c) The Company has made available to Parent a true and correct copy of each Governing Document of the Company, in each case, as in effect as of the date hereof.

Section 3.2 Authority.

(a) The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which the Company is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been (and each of the Ancillary Documents to which the Company is or will be a party has been or will be) duly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary Documents to which the Company is or will be a party has been or will be duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with their respective terms, except as enforceability is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) equitable remedies, including specific performance, which are subject to the discretion of the court before which any proceeding may be brought (collectively, the “Enforceability Exceptions”). The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings are necessary to authorize this Agreement or the transactions contemplated hereby, except as expressly set forth herein.

(b) The Requisite Stockholder Approval contains the votes of the holders of the classes and series of shares of Company Stock necessary to approve and adopt this Agreement and approve the Merger.

Section 3.3 Capitalization.

(a) Schedule 3.3(a) sets forth the classes and amounts of the Company’s authorized Company Stock, the amount of each class and series of the issued or outstanding Company Stock, and the record and beneficial owners of the issued and outstanding Company Stock, in each case, as of the date of this Agreement. Except as set forth on Schedule 3.3(a), there are no shares of Company Stock issued, reserved for issuance (other than the Option Plans) or outstanding. All of the issued and outstanding shares of Company Stock are duly authorized, validly issued and are fully paid and nonassessable, are free and clear of all Liens (other than Permitted Liens), and none of the issued and outstanding shares of Company Stock are subject to or were issued in violation of any applicable securities Laws, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or by which the Company or its properties or assets are bound. The Company has reserved a sufficient number of shares of Common Stock for issuance upon conversion of the Company Preferred Stock. Each share of Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, and Series D Convertible Preferred Stock is convertible into one (1) share of Common Stock.

(b) Schedule 3.3(b) sets forth for each outstanding Company Option, the name of the holder, the type of award, whether such holder is an employee of the Company, the number of shares of Company Stock issuable upon the exercise of such Company Option, the date of grant, the exercise price (if any), the vesting schedule, including the extent vested to date and whether such vesting is subject to acceleration as a result of the Transactions or any other events, and, for any Company Option, whether such Company Option is a non-statutory option or is intended to qualify as an incentive stock option as defined in Section 422 of the Code and whether such Company Option is “early exercisable”.

(c) Schedule 3.3(c) sets forth for each outstanding Company Warrant, the name of the holder, the warrant number, the number, class and series of shares of Company Stock underlying such Company Warrant, the exercise price per share, and whether the Company Warrant is cancelled as a result of the Transactions.

(d) All shares of Company Stock, all Company Options and all Company Warrants were issued in compliance with all Applicable Law and all requirements set forth in the Governing Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound. The Company has never declared or paid any dividends on any shares of Company Stock. There is no Liability for dividends accrued or declared and unpaid by the Company.

(e) Except as set forth in Schedule 3.3(e) and other than the Company Stockholder Agreements, (i) there are no contracts relating to, the ownership, transfer or voting of any Equity Securities in the Company, or otherwise affecting the rights of any holder of any Equity Securities in the Company as they relate to the ownership of such Equity Securities, (ii) except for this Agreement and as set forth in the Governing Documents of the Company, there is no contract which obligates the Company to purchase, redeem, or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Securities in the Company, (iii) there are no existing rights with respect to registration under the Securities Act of 1933, as amended, of any Equity Securities in the Company and (iv) with respect to Equity Securities of the Company, there are no pending redemption demands, no redemption notices have been delivered to the Company, and all redemption rights terminate at Closing.

(f) Except as set forth Section 3.3(a), (b) and (c), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any equity interest in the Company. Except for the Company Options, there are no outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights with respect to the Company. As a result of the Merger, Parent will be the sole record and beneficial holder of all issued and outstanding Company Stock and all rights to acquire or receive any shares of Company Stock, whether or not such shares of Company Stock are outstanding.

(g) The information contained in the Merger Consideration Schedule accurately sets forth, as of the Closing, the information required by Section 2.9(h), and the calculations performed to compute the information contained therein are accurate and in accordance with Applicable Law, the terms of this Agreement, the Governing Documents and all other agreements and instruments among the Company and/or any of the Company Securityholders. No Company Securityholder will be entitled to any amounts except as provided in the Merger Consideration Schedule; and upon payment of the amounts set forth in the Merger Consideration Schedule, the rights for all Company Securityholders are fully satisfied.

Section 3.4 Subsidiaries.

(a) Schedule 3.4(a) sets forth a complete and accurate list of each Subsidiary of the Company, including its jurisdiction of incorporation or organization and the Company’s direct or indirect ownership interest therein. Except as set forth on Schedule 3.4(a), the Company does not directly or indirectly own, control or hold any equity interest or other ownership interest in any Person. Except as set forth on Schedule 3.4(a), there are no Equity Securities of any Subsidiary issued, reserved for issuance or outstanding. All of the issued and outstanding Equity Securities of each Subsidiary have been duly authorized and validly issued in accordance with Applicable Law and are fully paid and duly authorized and validly issued in accordance with Applicable Law and are fully paid and non-assessable free and clear of all Liens (other than Permitted Liens).

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing (or the equivalent concept recognized in the applicable jurisdiction) under the laws of its jurisdiction of organization and has all requisite organizational power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except in such jurisdictions where the failure to be so duly qualified registered or licensed and in good standing would not be materially adverse to the business of the Company.

(c) There are no outstanding options, warrants, rights, conversion rights, preemptive rights, subscriptions, calls, agreements, commitments or other obligations of any kind obligating the Company, any Subsidiary or any other Person to issue, transfer, sell redeem, repurchase or otherwise acquire any equity interests of any Subsidiary.

(d) No Subsidiary owns, directly or indirectly, any equity interest in any other Person that is not a Subsidiary.

(e) Schedule 3.4(e) sets forth a complete list of the directors, managers, officers, or similar positions or governing bodies, as applicable, of each member of the Company Group.

(f) Within the past three (3) years, and to the Company’s Knowledge, all statutory books and registers of the Company and its Subsidiaries (i) have been properly maintained in accordance with Applicable Laws and sound business practices, (ii) are correctly written and up-to-date, (iii) contain a true and accurate record in all material respects of the matters that should be contained therein, (iv) have been made available to Parent, and (v) are maintained at the locations set forth on Schedule 3.4(f). No notice or allegation has been received that any such books or registers are incorrect or should be rectified.

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.3, no notices to, filings, declarations, registrations or applications with, or authorizations, orders, waivers, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which it is or will be a party or the consummation by the Company of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger; and (b) those that may be required solely by reason of Parent’s or Merger Sub’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is or will be a party nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Company’s Governing Documents (including the Company Stockholder Agreements); (ii) except as set forth on Schedule 3.5, (A) require the consent of or notice to any Person under, (B) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation, acceleration or material modification under, or (C) result in a loss of any material benefit to which the Company is entitled under, any of the terms, conditions or provisions of any Material Contract, Lease or Material Permit; (iii) violate any Order of any Governmental Entity or Applicable Law; or (iv) result in the creation of any Lien (other than any Permitted Lien) upon any of the properties or assets of the Company, in each case other than in the case of clause (iii) above, as would not be material to the business of the Company taken as a whole.

Section 3.6 Financial Statements; No Undisclosed Liabilities.

(a) The audited consolidated balance sheet and the notes thereto of the Company for the fiscal year ended December 31, 2025, together with the related consolidated statements of operations and comprehensive income, changes in stockholder equity and cash flows for the year ended December 31, 2025 (collectively, the “Audited Financial Statements”), complete copies of which have been made available to Parent, present fairly, in all material respects, the financial position and results of operation and cash flows of the Company as of and for such period, and have been prepared (i) in accordance with the books and records of the Company and (ii) in conformity with GAAP, applied on a consistent basis during the period involved.

(b) The unaudited consolidated balance sheet of the Company as of June 30, 2026 (the “Latest Balance Sheet” and such date, the “Latest Balance Sheet Date”), together with the related consolidated statements of operations and comprehensive income changes in stockholder equity and cash flows for the six (6) month period then ended (collectively, the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), complete copies of which have been made available to Parent, present fairly, in all material respects, the financial position and results of operation and cash flows of the Company as of and for such periods, other than the absence of footnotes related thereto and normal and recurring year-end adjustments required by GAAP. The Interim Financial Statements have been prepared in conformity with GAAP, applied on a consistent basis during the periods involved, subject to the absence of footnote disclosure and normal and recurring year-end adjustments required by GAAP.

(c) The Company has no Liabilities, except (i) Liabilities which are adequately reflected or reserved against in the Latest Balance Sheet, (ii) Liabilities that arise under executory Contracts (other than Liabilities relating to any breach, or any fact or circumstance that, with notice, lapse of time or both, would result in a breach thereof by the Company), (iii) Liabilities with respect to any Transaction Expenses that will be deducted from the Merger Consideration or paid by the Company prior to Closing, or (iv) Liabilities which have been incurred in the ordinary course of business since the Latest Balance Sheet Date.

(d) The books and records of the Company are true and correct in all material respects and accurately and fairly reflect actual, bona fide transactions of the Company. The Company maintains, and has maintained for periods reflected in the Financial Statements, a system of internal accounting controls designed to provide commercially reasonable assurance that: (i) transactions are executed in accordance with management’s general specific authorizations and Applicable Law; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 3.7 Absence of Certain Developments.

(a) Since December 31, 2025 through the date of this Agreement, the Company has conducted its business in the ordinary course.

(b) Since December 31, 2025 through the date of this Agreement, there has not been any Company Material Adverse Effect.

(c) During the period beginning on December 31, 2025 and through the date of this Agreement, the Company has not taken any of the following actions, except as disclosed on Schedule 3.7.

(i) adopted or entered into any amendments to the Governing Documents of the Company or its Subsidiaries or the Company Stockholder Agreements;

(ii) (A) granted, issued, sold, transferred, pledged, disposed of or encumbered any shares of capital stock or equity interests or securities convertible, exchangeable or exercisable therefor of the Company to any Person, or (B) granted any options, warrants, calls or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its shares of capital stock or equity interests;

(iii) made, declared, set aside or paid any dividend or distribution (whether in cash, equity securities or property) in respect of any of its shares of capital stock or equity interests;

(iv) sold, assigned, transferred, conveyed, leased or otherwise disposed of any tangible assets or properties of the Company or its Subsidiaries valued in excess of $75,000, except for sales of inventory in the ordinary course of business;

(v) entered into any commitment or Contract to make any single capital expenditure or series of related capital expenditures in excess of $75,000;

(vi) made any acquisition of the stock or assets of any Person (except for repurchases of equity interests from former employees or contractors) or merged or consolidated with any Person;

(vii) assigned, transferred, exclusively licensed or abandoned any Owned IP material to the operation of the Company’s business;

(viii) entered into any Contract that restricts the ability of the Company to engage or compete in a line of business related to the Company’s business in any respect;

(ix) amended, modified, terminated or cancelled any Material Contract;

(x) except in the ordinary course of business (which includes, for the avoidance of doubt, annual compensation adjustments and adoption of any annual bonus programs) or as required under the terms of any Employee Benefit Plan, Contract or Applicable Law (A) materially increased the annual base salary and/or any other form of cash compensation of any officer of the Company, any other Company Employee, or any Independent Contractor of the Company by an amount greater than $25,000; (B) granted any severance, change of control, retention, termination or similar material compensation or benefits to any officer or employee of the Company; and (C) materially amended, adopted, established, agreed to establish, entered into or terminated any material Employee Benefit Plan or collective bargaining agreement or other similar contract with any labor union with respect to any director, officer or employee of the Company or its Subsidiaries;

(xi) commenced, cancelled, became subject to, compromised or settled any Action;

(xii) other than any Employee Benefit Plan, entered into any Related Party Transaction other than on an arms’ length basis;

(xiii) provided any loan or advance to any Person or made any investment or capital contribution in any Person, other than advances to Company Employees for business expenses in the ordinary course of business;

(xiv) incurred any Indebtedness for borrowed money having a principal amount in excess of $1,000,000 individually, or in excess of $2,500,000 in the aggregate; or

(xv) made any change in financial accounting methods, principles or practices affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as required by a change in GAAP or Applicable Law or any authoritative interpretations thereof;

(xvi) (A) effected any split, combination, reclassification or recapitalization of its shares of capital stock or equity securities, or (B) purchased, redeemed or otherwise acquired any outstanding shares of capital stock or equity securities of the Company or any rights, warrants or options to acquire such shares of capital stock or equity securities other than the repurchase or shares of capital stock or equity securities of the Company from employees or service providers of the Company in the ordinary course;

(xvii) mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any property or assets of the Company or its Subsidiaries;

(xviii) except as required by Applicable Law or GAAP, made or changed any material Tax election, changed any annual tax accounting period, adopted or changed any material method of Tax accounting, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(xix) (A) changed in any material respect the policies or practices of the Company with regard to the extension of discounts or credits, collection of accounts receivable from customers, prepayment or payment of accounts, or (B) accelerated, wrote off or discounted any accounts receivable of the Company;

(xx) failed to pay or failed to continue paying any trade or other accounts payable in the ordinary course of business consistent with past practice;

(xxi) cancelled or terminated any insurance policy naming the Company as a beneficiary or a loss payable payee unless the same has been replaced with one or more insurance policies providing coverage reasonably comparable in scope and terms; or

(xxii) authorized, approved or agreed to do any of the foregoing.

Section 3.8 Material Permits; Legal Compliance.

(a) The Company and each member of the Company Group holds all material permits, licenses, registrations, notices, filings, approvals, certificates and all other applicable Governmental Entities necessary for the lawful conduct and operation of the Company Group’s business and to enable it to own or lease, operate and use its properties and assets and to carry on and conduct its business in the same manner as presently conducted (the “Material Permits”). Each Material Permit is valid and in full force and effect, neither the Company nor any member of the Company Group is in material breach or material violation of, or material default under, any such Material Permit, and to the Company’s Knowledge, apart from any consents or notices required pursuant to the Closing, no fact, situation, circumstance, condition or other basis exists which, with notice or lapse of time or both, would constitute a breach, violation or default under such Material Permit or give any Governmental Entity grounds to suspend, revoke, cancel, rescind, modify, restrict or terminate any such Material Permit. During the past three (3) years, (i) no material violations are or have been recorded in respect of any such Material Permits, and (ii) neither the Company nor any member of the Company Group has received any written or, to the Company’s Knowledge, oral notice of, and to the Company’s Knowledge, the Company nor any member of the Company Group is and has not been under, any investigation by any Governmental Entity with respect to, any violation of any Material Permits. No Action is pending or, to the Company’s Knowledge, threatened, to revoke or limit any such Material Permit.

(b) The Company Group is currently, and for the past three (3) years has been, in compliance in all material respects with all Applicable Laws in connection with the operation and conduct of its business. The Company has not received any written, or to the Company’s Knowledge, other form of notice, during the past three (3) years alleging that any member of the Company Group is not in compliance with any Applicable Law in any material respect.

(c) In the past three (3) years, the Company and its Subsidiaries and, to the Company’s Knowledge, any Representative or director, manager, officer or employee of the Company or its Subsidiaries (each, an “Associated Person”), has complied in all material respects with all Applicable Laws related to imports, exports, re-exports, sales, releases, shipments, or any other provision of goods, technology, software, or services, including Applicable Laws of US Customs and Border Protection, the Export Administration Regulations (“EAR”), the Foreign Trade Regulations contained in 15 C.F.R. §30, trade or economic sanctions of the United States, United States anti-boycott rules, and similar or equivalent non-US Laws (collectively, “Trade Compliance Laws”). Without limiting the generality of the foregoing, in the past three (3) years, neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made any voluntary or prior disclosure to any Governmental Entity or other Person with respect to a possible violation of Trade Compliance Laws, and there is no pending or, to the Company’s Knowledge, threatened in writing or asserted proceeding with respect to any violation, alleged or otherwise, of any applicable Trade Compliance Laws against or affecting the Company or any of its Subsidiaries or, to the Company’s Knowledge, any Associated Person.

Section 3.9 Tax Matters.

(a) Each member of the Company Group has filed (or had filed on its behalf) all income and other material Tax Returns required to be filed by it and has paid all income and other material Taxes required to be paid by it (whether or not shown as due on any Tax Return). Each such Tax Return is true, correct, and complete in all material respects.

(b) Each member of the Company Group has timely and properly withheld, collected and remitted to the appropriate Governmental Entity all material payroll, income and similar Taxes required to be so withheld, collected and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other Person have been duly and timely paid.

(c) Each member of the Company Group has not (i) waived any statute of limitations in respect of Taxes or (ii) agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) There are no Liens for material Taxes on any asset of a member the Company Group, other than Permitted Liens.

(e) No audit or investigation associated with, any Tax Return of a member of the Company Group is being conducted or is pending as of the date hereof by a Governmental Entity with respect to Taxes. No written claim has been made or threatened by any Governmental Entity in a jurisdiction where the Company Group does not file Tax Returns that any member of the Company Group is or may be subject to taxation by that jurisdiction, which claim has not been resolved or settled.

(f) Other than with respect to the Company Group, no member of the Company Group (i) is or has ever been a member of an affiliated, consolidated, combined, or similar group for purposes of filing Income Tax Returns nor (ii) has any liability for the Taxes of any Person (other than the Company) as a result of filing a combined, consolidated, unitary or group return, or as a transferee or successor, by Contract (other than any Contract the principal purpose of which is not the allocation or sharing of any Tax) or pursuant to any Applicable Law.

(g) No member of the Company Group is and has not been a party to any “reportable transaction” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(h) No member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intending to be qualified for Tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(i) None of Parent or any of its Affiliates (including, after the Closing, the Surviving Corporation) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Applicable Law) executed prior to the Closing, (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) any intercompany transactions or excess loss accounts described in Treasury

Regulations promulgated under Section 1502 (or any similar provision of state, local or non-U.S. Law) entered into or in existence at or prior to the Closing.

(j) The members of the Company Group do not own, and have not owned, an interest in any entity that is treated as a partnership for U.S. federal (and applicable state, local or non-U.S.) income Tax purposes.

(k) The Company is, and has at all relevant times been, classified as a corporation for U.S. federal income tax purposes. Except as set forth on Schedule 3.9(k), each other member of the Company Group is, and has at all relevant times been, classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes.

(l) Notwithstanding anything to the contrary in this Agreement, the Company does not make any representation or warranty regarding (i) the amount, value or condition of, or any limitation on, any Tax asset or attribute of the Company, including net operating losses (each, a “Tax Attribute”), or the ability of Parent or any of its Affiliates to utilize such Tax Attributes after the Closing or (ii) with respect to Section 3.9(a) and Section 3.9(b), any Taxes described on Schedule 7.2(f) or Tax Returns pertaining thereto.

Section 3.10 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Schedule 3.10(b) sets forth the addresses of all Leased Real Property leased, subleased, or licensed to the Company or a Subsidiary and a list of the Leases. The Company has made available to Parent a copy of each such Lease. Each such Lease is the valid and binding obligation of the Company or Subsidiary, as applicable, enforceable in accordance with its terms, subject to proper authorization and execution of such Lease by the other party thereto and the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies, and neither the Company or Subsidiary, if applicable, nor, to the Company’s Knowledge, any other party to such Lease is in material breach or default under such Lease and there is no event which (with notice, lapse of time or both) would constitute a material breach or default under such Lease.

(c) Neither the Company nor any of its Subsidiaries is obligated under any outstanding and exercised options, rights of first offer or first refusal to purchase any of the Leased Real Property.

(d) As of the date hereof, there are no pending property insurance claims with respect to any Leased Real Property or any portion thereof. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any insurance company or any board of fire underwriters (or any entity exercising similar functions) with respect to any Leased Real Property or any portion thereof requesting that the Company or such Subsidiary perform any repairs, alterations, improvements or other work for such Leased Real Property that has not been completed in full.

Section 3.11 Personal Property; Title to Property. The Company and its Subsidiaries, as applicable, have good legal and marketable title to, or a valid leasehold interest in, all of the tangible properties and assets licensed, owned or leased by the Company and its Subsidiaries, as applicable, free and clear of any Liens other than Permitted Liens. The machinery, equipment, and other tangible assets currently owned or leased by the Company and its Subsidiaries, together with all other properties and assets of the Company and its Subsidiaries, are sufficient for the continued conduct of the Company’s and its Subsidiaries’ business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the businesses of the Company as currently conducted. All material items of machinery, equipment, and other tangible assets of the Company are (a) in operational condition, normal wear and tear excepted, (b) have been regularly and properly serviced and maintained in a manner that, to the Company’s Knowledge, would not void or limit the coverage of any warranty thereon, other than items currently under, or scheduled for, repair or maintenance, and (c) are adequate and fit to be used for the purposes for which they are currently used in the manner they are currently used. None of the personal property or assets of the Company or any of its Subsidiaries are subject to any Liens, except for Permitted Liens.

Section 3.12 Intellectual Property.

(a) Schedule 3.12(a) sets forth (i) a true and correct list of each item of Intellectual Property Rights registered to, applied for by or issued to the Company and its Affiliates that is material to the operation of the business of the Company (collectively, the “Registered Intellectual Property” and together with the Company Unregistered Intellectual Property, the “Company Intellectual Property”). The Company and its Affiliates, as applicable, own each item of Company Intellectual Property, except as would not reasonably be expected to be material to the business of the Company taken as a whole. All required filings and fees related to the Registered Intellectual Property have been timely submitted with and paid to the relevant Governmental Entity and authorized registrars. All Registered Intellectual Property is subsisting and, other than applications included in the Registered Intellectual Property, in full force and effect.

(b) Except as set forth on Schedule 3.12(b), or as would not reasonably be expected to be material to the business of the Company taken as a whole, neither the Company nor any of its Affiliates is, to the Company’s Knowledge, infringing, misappropriating or otherwise violating the material Intellectual Property Rights of any third party. There is no claim pending or, to the Company’s Knowledge, threatened in writing against the Company or any of its Affiliates with respect to the alleged infringement or misappropriation by the Company or any of its Affiliates of any Intellectual Property rights of any third party. There is no currently pending claim by the Company or any of its Affiliates against a third party with respect to the alleged infringement or misappropriation of the Company Intellectual Property owned by the Company or its Affiliates (“Owned IP”).

(c) The Company and its Affiliates, as applicable, exclusively own or have acquired the necessary rights to use the Company Intellectual Property, free and clear of all Liens (other than Permitted Liens). The Company and its Affiliates, as applicable, have taken commercially reasonable steps to protect its rights in the material trade secrets included in the Owned IP, which meet the definition of a “trade secret” under Applicable Law.

(d) To the Company’s Knowledge, the Company and its Affiliates, as applicable, have valid and legal rights to process Personal Information that is processed by or on behalf of the Company and its Affiliates in connection with its and their business. Except as would not reasonably be expected to be material to the business of the Company taken as a whole, during the past three (3) years neither the Company nor any of its Affiliates has received any written complaints, notices of investigation, or claims from any consumers, governmental regulators, or other Persons, nor, to the Company’s Knowledge, have any such complaints, investigations, or claims been threatened against the Company or any of its Affiliates, including any written notices alleging it is or has been in breach of any applicable Privacy Requirements.

(e) All current and former employees, independent contractors, and other Persons who are or were involved in the development of any material Owned IP for the benefit of, or under the direction or supervision of, the Company or any of its Affiliates, have executed and delivered to the Company or its applicable Affiliate a valid and enforceable agreement (i) providing for the nondisclosure by such Person of any confidential information of the Company or its applicable Affiliate, and (ii) providing for the assignment by such Person to the Company or its applicable Affiliate of any Owned IP arising out of such Person’s relationship with the Company or its applicable Affiliate. To the Company’s Knowledge, no such employees, independent contractors, or other Persons are in breach of any such agreements.

(f) Schedule 3.12(f) sets forth a true and accurate list of all (i) material Open Source Software and (ii) other third-party software, libraries, tools, applications, platforms, databases, code, components and related technology that is made available for ongoing licensing, subscription or service fees of no more than $75,000 per year, in each case of the immediately preceding subclauses (i) and (ii), used, incorporated, embedded, linked, distributed or otherwise made available by or on behalf of the Company in connection with the Company’s products, services, websites, platforms, systems or business operations. Except as set forth on Schedule Section 3.12(f), or as would not reasonably be expected to be material to the business of the Company taken as a whole, the Company has valid and enforceable rights, licenses or other permissions to use all such Open Source Software and other third-party software as currently used and as used in the conduct of the business; provided that the foregoing representation and warranty is made to the Company’s Knowledge with respect to the patents of others. The Company is, and has been, in compliance in all material respects with all license terms and conditions applicable to such Open Source Software and other third-party software, including all attribution, notice, source-code availability, copyleft, modification, distribution and sublicensing requirements.

(g) No Open Source Software has been used, incorporated, embedded, linked, combined, distributed or made available by or on behalf of the Company in a manner that requires, or conditions the use or distribution of any Company product, service, software or Owned IP on, the disclosure, licensing, distribution or availability of any source code for any Owned IP, the grant of any license under any Owned IP, or the restriction of the Company’s or Parent’s ability to charge for, enforce, or otherwise exploit any Owned IP.

Section 3.13 Material Contracts. Schedule 3.13 sets forth a true and correct list of all Contracts (including all amendments and supplements thereto) to which any member of the Company Group is a party to or bound by as of the date hereof that are of a type described below, other than Employee Benefit Plans (collectively, the Contracts listed or required to be listed thereon, the “Material Contracts”):

(a) any collective bargaining agreement or other similar Contract with any labor union or labor organization, group of employees or other collective bargaining representatives;

(b) any Contract for capital expenditures or the acquisition or construction of fixed assets by a member of the Company Group in excess of $100,000 for any individual commitment or $250,000 for any series of related commitments;

(c) any Contract with a Top Customer, Top Vendor or Marketplace and Technology Vendor;

(d) any Contract relating to Indebtedness, including any guaranty of another Person’s Indebtedness and all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any lending or borrowing (other than advances to Company Employees or any other service providers for expenses in the ordinary course of business or transactions with customers on credit in the ordinary course of business) in excess of $75,000;

(e) Contracts that (i) grant a Lien (other than a Permitted Lien) on any material asset of a member of the Company Group, or (ii) provide for the acquisition or disposition of any asset of a member of the Company Group that is valued at an amount exceeding $75,000;

(f) any Contract under which a member of the Company Group is (i) a lessee or sublessee of any machinery, equipment, vehicle or other tangible personal property, or (ii) a lessor of any tangible personal property owned by a member of the Company Group, in any single lease under (i) or (ii) having an original value in excess of $75,000;

(g) the Leases;

(h) any Contract under which a member of the Company Group has (i) granted a license with respect to any Company Intellectual Property (but excluding (A) Contracts for non-exclusive licenses granted by or from such member to its customers, employees, consultants, contractors and other service providers in the ordinary course of business, (B) Contracts where any license of any Company Intellectual Property is incidental to the purpose such Contract, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes, (C) nondisclosure agreements entered into in the ordinary course of business and (D) in connection with “off-the-shelf” software licenses granted to the Company that are widely available through commercial distribution channels on standard terms and conditions), or (ii) received a license with respect to any Company Intellectual Property (excluding (A) in connection with any “off-the-shelf” software or “shrink-wrap” or “click-through” license agreements, (B) license of Open Source Software, (C) license from employee, consultants or contractors of such member of the Company Group in the ordinary course of business, (D) Contracts where any license of any such Company Intellectual Property is incidental to the purpose such Contract, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes, and (E) nondisclosure agreements entered into in the ordinary course of business);

(i) any Contract involving any joint venture, joint operating agreement, strategic alliance, sharing of profit agreement, partnership or partnership entity;

(j) any Contract (i) containing a covenant or agreement of a member of the Company Group not to compete in any line of business or with any Person, or in any geographical area or market, (ii) granting any exclusive rights, rights of first refusal, rights of first offer, rights of first negotiation or similar right to any Person, (iii) containing “most favored nation” clauses, (iv) limiting the freedom of a member of the Company Group to engage in any line of business, (v) requiring a member of the Company Group to purchase all or a portion of its requirements of any product or service from a third party, or (vi) prohibiting or restricting a member of the Company Group ability to hire or solicit any Person;

(k) any Contracts entered into in the past three (3) years relating to the disposition (other than sales of inventory in the ordinary course of business) or acquisition of any business, material assets, equity or properties by a member of the Company Group (whether by merger, sale or purchase of equity or assets or otherwise);

(l) all settlements, conciliations or similar agreements (i) the performance of which will involve any payment by a member of the Company Group after the date of the Interim Financial Statements, (ii) imposing any continuing obligation on a member of the Company Group or (iii) with any Governmental Entity entered into in the past three (3) years;

(m) any Contract with a Governmental Entity;

(n) any Contract under which a member of the Company Group has an existing obligation to pay any amounts in respect of indemnification obligations, purchase price adjustment, or otherwise, in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business;

(o) any Contract that requires a member of the Company Group to indemnify any Person (excluding indemnities contained in agreements for the purchase or sale of products or services entered into in the ordinary course of business);

(p) any Contract under which any member of the Company Group has advanced or loaned any amount to any of its directors, officers, employees, independent contractors or other agents;

(q) any Contract with (i) any officer, director or employee of any member of the Company Group pursuant to which the target annual base compensation with respect to such Person is equal to or greater than $100,000 or (ii) any Independent Contractor of the Company or any other consultants or other independent contractors who have provided more than twenty-five (25) hours of services or received more than $50,000 in compensation from a member of the Company Group at any time over the past two (2) years;

(r) any Contract in connection with a Related Party Transaction; or

(s) any Contract granting a power of attorney to any Person.

True and correct copies of each Material Contract have been made available to Parent. Each Material Contract is a legal, valid and binding obligation of applicable member of the Company Group, enforceable against the applicable member of the Company Group and, to the Company’s Knowledge, each other party thereto and is in full force and effect except as enforcement thereof may be limited by the Enforceability Exceptions. Neither the Company nor, to the Company’s Knowledge, any other party to such Material Contract is in breach or default under (in each case, with or without the passage of time or notice, or both) such Material Contract, nor has the Company or any other member of the Company Group received any written claim of any such default, breach or violation and, to the Company’s Knowledge, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default or breach under any Material Contract. Neither the Company nor, to the Company’s Knowledge, any other party to any Material Contract, has repudiated or failed to perform in any material respect any provision of any such Material Contract. As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew or renegotiate in any material respect the terms of, any such Material Contract, and to the Company’s Knowledge, no party to a Material Contract has threatened to terminate, cancel or not renew any Material Contract.

Section 3.14 Litigation.

(a) Schedule 3.14 lists all active Actions to which the Company or any member of the Company Group is a party and Actions pending, threatened in writing or, to the Company’s Knowledge, otherwise threatened against the Company, any member of the Company Group or any material asset or property of the Company. Neither the Company nor any member of the Company Group is subject to any Order of any Governmental Entity. As of the date hereof, there is no Action by the Company or any member of the Company Group pending or which the Company or relevant member of the Company Group intends to initiate. Since January 1, 2024 (i) there has been no pending or, to the Company’s Knowledge, threatened, Action against the Company or any member of the Company Group or any material asset or property of the Company, and (ii) neither the Company nor any member of the Company Group has received any written notice, or to the Company’s Knowledge, other communication, from any (A) Person regarding such Action referred to in clause (i), or (B) Governmental Entity regarding any actual or alleged violation of, or failure to comply with, any term or requirement of any Order to which the Company or any member of the Company Group is subject.

(b) There is no Action pending or, to the Company’s Knowledge threatened, against the Company or its Affiliates which would reasonably be expected to prevent, hinder or delay consummation of the Merger.

Section 3.15 Employee Benefits.

(a) Schedule 3.15(a) lists each material Employee Benefit Plan including the UK Pension Plans. The Company has made available to Parent copies of the following, as applicable, with respect to each Employee Benefit Plan and the UK Pension Plans: (i) current plan document (and all amendments thereto), or, for any unwritten Employee Benefit Plan, a summary of the material terms of such Employee Benefit Plan; (ii) the most recent summary plan description (and any summaries of material modifications); (iii) the most recent determination, advisory or opinion letter received from the Internal Revenue Service for each such Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code; (iv) the most recent annual report on Form 5500 required to be filed with the Department of Labor and all attachments thereto; (v) nondiscrimination testing for the past three (3) most recently completed plan years and/or, as applicable, safe harbor notices for the current plan year and the past three (3) most recently completed plan years; (vi) all related trust agreements, insurance policies, or other funding instruments and all custodial, administrative, recordkeeping, investment management and other service agreements; (vii) all material non-routine correspondence with any Governmental Entity including, in respect of the UK Pension Plans, the Pensions Regulator, within the past six (6) years; (viii) copies of all Forms 1094-B or 1094-C and Forms 1095-B or 1095-C for the past three (3) years; and (ix) in respect of the UK Pension Plans, details of the rates of employee and employer contributions payable and the basis of pensionable salary used to calculate the employer and employee contributions.

(b) Each Employee Benefit Plan (and each related trust, insurance Contract or fund) has been established, maintained, funded and administered in accordance in all material respects with the terms of such Employee Benefit Plan and the requirements of Applicable Law, including ERISA and the Code. To the Company’s Knowledge, there has been no prohibited transaction (as defined in Section 4975 of the Code or 406 of ERISA), and no breach of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan that would result in material Liability to the Company Group. The Company does not have any material Liability (whether or not assessed) for any Taxes under Section 4980B, 4980D or 4980H of the Code.

(c) Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification or is in the form of a prototype document that is the subject of a favorable opinion or advisory letter from the Internal Revenue Service upon which the Company (or applicable members of the Company Group) is entitled to rely with respect to such Employee Benefit Plan, and, to the Company’s Knowledge, no act or omission has occurred which would materially adversely affect the qualification of such Employee Benefit Plan.

(d) No Employee Benefit Plan is: (i) a defined benefit plan (as defined in Section 3(35) of ERISA) or a plan that is or was, within the last six years, subject to Title IV of ERISA or Section 412 of the Code, (ii) a multiple employer welfare arrangement (as described in Section 3(40) of ERISA), (iii) a multiple employer plan (as described in Section 413(c) of the Code), (iv) a Multiemployer Plan, or (v) provides for post-employment or post-termination or retiree health or life insurance other than continuation coverage pursuant to Section 4980B of the Code or any similar state law. The Company Group does not have any Liability with respect to or under any Employee Benefit Plan that is or was, within the last six years, subject to Title IV of ERISA or Section 412 of the Code or any Multiemployer Plan.

(e) No Actions (other than routine benefit claims or appeals) are pending, or, to the Company’s Knowledge, have been asserted or instituted against any Employee Benefit Plan or any UK Pension Plan, or, with respect to the Employee Benefit Plans or the UK Pension Plans,

any related trust, sponsor, administrator or fiduciary, except for routine claims for benefits, and no Employee Benefit Plan or UK Pension Plan has been the subject of an examination or audit by a Governmental Entity, including, in respect of a UK Pension Plan, the Pensions Regulator. The representations and warranties in this Section 3.15(e), in so far as they relate to any UK Pension Plan, only apply to Actions, examinations or audits referable to individuals claiming benefits through employment with the Company.

(f) Each Employee Benefit Plan that is or forms part of a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d) of the Code) has been administered, documented and maintained, in all material respects, in accordance with Section 409A of the Code and the rules and regulations promulgated thereunder.

(g) No member of the Company Group has ever sponsored, maintained, contributed to, or been required to contribute to any Employee Benefit Plan or any other plan or program or governmental plan or program for the benefit of any current or former employees, individual consultants or independent contractors, directors, officers or other individual service providers (or dependents thereof) who are employed or perform services outside of the United States or who are not authorized to work in the United States save for the UK Pension Plans.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event, will (i) accelerate the timing of vesting, funding or payment of (except as required under Section 411(d)(3) of the Code), result in the forfeiture of, or increase the amount or value, of any compensation or benefits to any current or former employee, officer, director or other service provider of the Company Group or give rise to any material Liability under any Employee Benefit Plan, or (ii) give rise to payments or benefits (whether in cash, proper or the vesting of property) to any current or former employee, officer, director or other service provider of the Company Group that would be nondeductible to the payor under Section 280G of the Code or that would result in an excise Tax on any recipient under Section 4999 of the Code. The Company Group does not have any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 or Section 409A of the Code.

(i) All due contributions, insurance premiums, and expenses including professional fees in respect of the UK Pension Plans have been paid on or before the due date.

(j) Each UK Entity has complied in full with all of its obligations in relation to automatic enrolment under the Pensions Act 2008.

(k) Each UK Pension Plan is and has at all times been operated in accordance with their governing documents and the requirements of HM Revenue & Customs, the Pensions Regulator and all Applicable Laws and regulations in all material respects.

(l) Other than the Employee Benefit Plans and the UK Pension Plans, the Company has not prior to the date of this agreement paid, provided or contributed towards, nor has it proposed nor is it under any obligation, liability or commitment whether established by trust, contract, board resolution, service agreement, ex-gratia arrangement or otherwise and whether or not legally enforceable to pay, provide or contribute towards, any retirement, death or disability benefit or otherwise for or in respect of any present or past officer or employee (or any spouse, child or dependent of any of them) of the Company and no such pension or payment is now being made voluntarily and no ex-gratia payments in respect of any pension have been or are proposed to be made by the Company to any such persons.

(m) The UK Pension Plans provide only money purchase benefits as defined in section 181 of the Pension Schemes Act 1993.

(n) Each of the UK Entities is not, and has never been:

(i) an employer in relation to any occupational pension scheme that is not a money purchase scheme and has never been an associate of or connected with (within the meaning of sections 435 and 249 respectively of the Insolvency Act 1986) such an employer; or

(ii) a party to an act or failure to act which could result in:

(A) an employer debt not being paid in relation to a pension scheme pursuant to sections 75 and 75A of the Pensions Act 1995; or

(B) a financial penalty being determined under section 88A of the Pensions Act 2004; or

(C) avoidance of an employer debt (within the meaning of section 58A of the Pensions Act 2004); or

(D) conduct risking accrued scheme benefits (within the meaning of section 58B of the Pensions Act 2004).

(o) No employee's employment has previously been transferred to any UK Entity as a consequence of the transfer of an undertaking to which the Transfer of Undertakings (Protection of Employment) Regulations 2006 applied and no liability to provide enhanced benefits on early retirement has transferred to any UK Entity.

Section 3.16 Environmental Matters.

(a) The Company Group is, and during the past three (3) years has been, in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with all Material Permits required under Environmental Laws.

(b) During the past three (3) years, no member of the Company Group has (i) received any written notice of, or been party to any Actions involving, any material violation of Environmental Laws, or any material Liability arising under Environmental Laws, in each case relating to the Company.

(c) To the Company’s Knowledge, there are no ongoing or planned environmental investigations, inquiries, requests for information, assessments, remediations or other response actions relating to the Company, any of its Subsidiaries, or Leased Real Property.

(d) No member of the Company Group has released Hazardous Materials, in a manner which would reasonably be expected to result in material liability of any member of the Company Group under Environmental Laws.

Section 3.17 Labor Matters. Schedule 3.17 sets forth a true and accurate list of the following: each Company Employee and each Independent Contractor of the Company as of the date of this Agreement, along with for each of the foregoing Persons (to the extent permitted under Applicable Laws): (i) his or her name; (ii) date(s) of hire or engagement; (iii) work location; (iv) position / title; (v) for Company Employees, Fair Labor Standards Act classification; (vi) current annual base salary or other compensation rate; (vii) a description of the terms and amount of any potential bonus, commission, or other incentive cash compensation such Person is eligible to receive for services provided in the calendar year of the date of this Agreement; and (viii) (x) whether such Company Employee is absent from active employment and, if so, the date such employee became inactive, and, (y) if applicable, the anticipated date of return to active employment. All Company Employees are “employees at will” and employed by the Company save for in the United Kingdom where “employment at will” is not applicable and the relevant employees are employed by a Subsidiary. No independent contractor of the Company has a Contract or relationship with the Company Group that may not be terminated upon fifteen (15) days’ or less notice at the Company’s (or relevant member of the Company Group’s) sole discretion. With respect to Company Employees and independent contractors of the Company, the Company and each other member of the Company Group is and has for the last three (3) years been, in compliance, in all material respects, with all Applicable Laws relating to employment practices, including Applicable Laws relating to workers’ safety and health, sexual harassment, discrimination, anti-retaliation, background checks, employee leaves, equal pay, immigration, wages and hours (including classification of employees) or workers’ compensation. No written charge or complaint of employment discrimination or other employment Applicable Laws violation has been filed with any Governmental Entity against the Company or any member of the Company Group during the last three (3) years, is pending, or, to the Company’s Knowledge, is threatened. Neither the Company nor any member of the Company Group is party to or bound by any collective bargaining agreement or other similar agreement with any labor union. To the Company’s Knowledge, no Company Employee is represented by a labor union in connection with such employment. There is, and during the past three (3) years there has been, no (a) labor strike, lockout, concerted work stoppage, or material unfair labor practice charge against any member of the Company Group, or (b) to the Company’s Knowledge, union organizing activity. All compensation and benefits due to the Company Employees and independent contractors of the Company have been paid in the ordinary course of business up to and including the date hereof and there are no other material amounts due from the Company Group other than those that are not yet owed or payable.

Section 3.18 Insurance Policies. Schedule 3.18 sets forth a list of each insurance policy maintained as of the date hereof by the Company or any of its Subsidiaries (collectively, the “Insurance Policies”), true and correct copies of which have been made available to Parent. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of, material premium increase with respect to, or material alteration of coverage under, any of such Insurance Policies. All such Insurance Policies are fully paid and valid and binding in accordance with their terms and are in full force and effect. There is no (a) material claim or Action pending under any of the Insurance Policies, (b) material breach or existing default or event which, with the giving of notice or lapse of time or both, would constitute a material breach or default, by any insured thereunder, and (c) pending claim under any of the Insurance Policies to which the insurers have denied or disputed coverage or have threatened in writing to deny or dispute coverage, other than reservation of rights letters issued by insurers in the ordinary course of business.

Section 3.19 Transactions with Affiliates. Except as set forth on Schedule 3.19, (a) no Affiliate of the Company (including any Company Securityholder), (b) no officer or director of the Company Group, and (c) to the Company’s Knowledge, none of the foregoing Person’s family members or Affiliates, (i) is a party to any current material Contract with or binding upon the Company or any of its Subsidiaries, or is involved in any business arrangement or other relationship, with the Company or any of its Subsidiaries, other than employment arrangements entered into in the ordinary course of business or any Governing Documents, (ii) owns any direct interest in any material property, material asset or material right, tangible or intangible, that is owned or used by the Company or any of its Subsidiaries, other than the Company Stock, Company Options or Company Warrants, or (iii) currently has the Company or any of its Subsidiaries pledge any assets or guarantee any obligations on behalf of such Person (each of (i) through (iii), a “Related Party Transaction”).

Section 3.20 Customers; Vendors.

(a) Schedule 3.20(a) sets forth the ten (10) largest customers of the Company, as measured by the dollar amount of revenues recognized by the Company during the fiscal year ended December 31, 2025 and during the six (6) month period ended on June 30, 2026 (the “Top Customers”) showing the amount of revenues recognized by the Company from such Top Customer during the applicable period. All Top Customers continue to be customers of the Company as of the date hereof. The Company has not received any written notice from a Top Customer, threatening or indicating an intention to, terminate, not renew (to the extent renewable) or materially modify the terms of any Contract between the Company and such Top Customer, and to the Company’s Knowledge, no Top Customer has provided written, or to the Company’s Knowledge, oral notice that such Top Customer intends to take any such action. Since January 1, 2025, no Top Customer has materially modified or reduced, canceled or terminated its relationship with the Company. No material dispute currently exists with respect to any Top Customer, nor has any material dispute arisen with respect to any such Top Customer since January 1, 2025.

(b) Schedule 3.20(b) sets forth the ten (10) largest third-party suppliers, vendors and service providers of the Company (based on aggregate dollar amounts paid by the Company) during the fiscal year ended December 31, 2025 and during the six (6) month period ended on June 30, 2026 (the “Top Vendors”) showing the amount of payments made by the Company to each such Top Vendor during such period. All Top Vendors continue to be suppliers, vendors or service providers of the Company as of the date hereof. The Company has not received any written notice from a Top Vendor, threatening or indicating an intention to, terminate, not renew (to the extent renewable) or materially modify the terms of any Contract between the Company and such Top Vendor, and to the Company’s Knowledge, no Top Vendor has provided written, or to the Company’s Knowledge, oral notice that such Top Vendor intends to take any such action. Since January 1, 2025, no Top Vendor has materially modified or reduced, canceled or terminated its relationship with the Company. No material dispute currently exists with respect to any Top

Vendor, nor has any material dispute arisen with respect to any such Top Vendor since January 1, 2025.

(c) Schedule 3.20(c) sets forth the top ten (10) third-party suppliers, vendors and service providers of the Company supporting the Invaluable marketplace, AuctionZip software and technology that generates traffic and lead generation, and RFC auction-house operating software during the fiscal year ended December 31, 2025 and during the six (6) month period ended on June 30, 2026 (the “Marketplace and Technology Vendors”) showing the amount of payments made by the Company to each such Marketplace and Technology Vendor during such period. All Marketplace and Technology Vendors continue to be suppliers, vendors or service providers of the Company as of the date hereof. The Company has not received any written notice from a Marketplace and Technology Vendor, threatening or indicating an intention to, terminate, not renew (to the extent renewable) or materially modify the terms of any Contract between the Company and such Marketplace and Technology Vendor, and to the Company’s Knowledge, no Marketplace and Technology Vendor has provided written, or to the Company’s Knowledge, oral notice that such Marketplace and Technology Vendor intends to take any such action. Since January 1, 2025, no Marketplace and Technology Vendor has materially modified or reduced, canceled or terminated its relationship with the Company. No material dispute currently exists with respect to any Marketplace and Technology Vendor, nor has any material dispute arisen with respect to any such Marketplace and Technology Vendor since January 1, 2025.

Section 3.21 Accounts Receivable. The accounts receivable reflected on the Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice, and (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the date of the Interim Financial Statements, on the accounting records of the Company, have been determined in accordance with GAAP subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.22 Bank Accounts; Powers of Attorney. Schedule 3.22 sets forth a true and correct list of the following information with respect to each member of the Company Group: (a) all names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any member of the Company Group maintains any bank accounts and safe deposit boxes (along with the account numbers of such accounts, as applicable) and all persons authorized to sign or otherwise act with respect thereto as of the date hereof and (b) all persons holding a general or special power of attorney granted by any member of the Company Group, true and correct copies of which have been made available to Parent by the Company.

Section 3.23 Brokers’ Fees. Except with respect to the Investment Advisor and as set forth on Schedule 3.23 (all of which shall constitute Transaction Expenses), no broker, investment banker, finder or similar intermediary has acted for or on behalf of the Company Group in connection with this Agreement, any Ancillary Document or the transactions contemplated hereby or thereby, and no broker, investment banker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith.

Section 3.24 No Other Representations or Warranties.

(a) Except as otherwise expressly set forth in this Article 3, and except in the case of Fraud, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the accuracy and completeness of any information regarding the Company Group, their respective businesses and affairs or the Transactions.

(b) Without limiting the generality of the foregoing, neither the Company nor any representative of the Company, nor any of its or any other member of the Company Group’s employees, officers, directors, agents or securityholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Company Group that have been made available to Parent or Merger Sub, including due diligence materials, or in any presentation of the business and affairs of the Company Group by the management of the Company and its Subsidiaries or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the Transactions. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company Group or their representatives, are not and shall not be deemed to be or be included as representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the Transactions.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Except as set forth in the Schedules, as a material inducement to Parent and Merger Sub to enter into this Agreement and to consummate the transactions contemplated hereby, the Investors hereby severally, and not jointly, represent and warrant to Parent and Merger Sub as follows:

Section 4.1 Organization. Each Investor that is not a natural Person is duly organized, validly existing and in good standing under the Applicable Laws of the jurisdiction of its incorporation, formation or organization, as applicable, and has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted.

Section 4.2 Authorization. Each Investor has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which such Investor is or will be a party and to consummate the transactions contemplated hereby and thereby. With respect to each Investor that is not a natural Person, (a) the execution and delivery of this Agreement and the Ancillary Documents to which such Investor is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of such Investor, and (b) no other proceeding or approval on the part of such Investor is necessary to authorize this Agreement and the Ancillary Documents to which such Investor is or will be a party or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Documents to which each Investor is or will be a party have been and will be duly and validly executed and delivered by such Investor and constitute valid, legal and binding agreements of such Investor (assuming this Agreement and the Ancillary Documents to which such Investor is or will be a party have been and will be duly authorized, executed and delivered by the other parties hereto and thereto), enforceable against such Investor in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.3 Title. Each Investor is the record and beneficial owner of, and has good and valid title to, all of the Company Stock set forth opposite his, her or its name on Schedule 3.3(a), free and clear of all Liens, other than Permitted Liens and restrictions on transfer generally arising under applicable securities laws and the Company Stockholder Agreements. Such Investor has full power and authority to vote and dispose of such Company Stock and to enter into and perform its obligations under this Agreement with respect thereto. No Person other than such Investor has any right, title or interest in or to such Company Stock or the Merger Consideration payable in respect thereof.

Section 4.4 Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.3, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity is necessary for the execution, delivery or performance by any Investor of this Agreement or the Ancillary Documents to which any Investor is or will be a party or the consummation by any Investor of the transactions contemplated hereby or thereby, except (a) for the filing of the Certificate of Merger and (b) which would not reasonably be expected to have a material adverse effect on the ability of any Investor to enter into and perform its obligations under this Agreement and consummate the transactions contemplated hereby. Neither the execution, delivery and performance by any Investor of this Agreement and the Ancillary Documents to which any Investor is or will be a party nor the consummation by any Investor of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of any Investor’s Governing Documents; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Contract or other instrument or obligation to which any Investor is a party or by which it or any of its properties or assets may be bound; or (iii) violate any Order of any Governmental Entity applicable to any Investor or any of its respective properties or assets or Applicable Law, except in the case of clauses (ii) and (iii) above, for violations which would not reasonably be expected to have a material adverse effect on the ability of any Investor to enter into and perform its obligations under this Agreement and consummate the transactions contemplated hereby.

Section 4.5 Litigation. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any Investor to enter into and perform its obligations under this Agreement and consummate the transactions contemplated hereby, there is no Action pending or, to the knowledge of any Investor, threatened in writing against any Investor by or before any Governmental Entity. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any Investor to enter into and perform its obligations under this Agreement and consummate the transactions contemplated hereby, no Investor is subject to any unsatisfied Order.

Section 4.6 Brokers’ Fees. Except as set forth on Schedule 4.6, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission for which Parent, Merger Sub, the Company, the Surviving Corporation or any of its Affiliates would be liable after the Closing in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Investors.

Section 4.7 No Other Representations or Warranties.

(a) Except as otherwise expressly set forth in this Article 4, and except in the case of Fraud, the Investors expressly disclaim any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the accuracy and completeness of any information regarding the Company Group or the Investor, their respective businesses and affairs or the Transactions.

(b) Without limiting the generality of the foregoing, none of the Investors nor any representative of any Investor, nor any of their employees, officers, directors, agents or securityholders, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of such Investor or the Company Group that have been made available to Parent or Merger Sub, including due diligence materials, or in any presentation of the business and affairs of the Company Group by the management of the Company and its Subsidiaries or others in connection with the Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the Transactions. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by any Investor or its representatives, are not and shall not be deemed to be or be included as representations or warranties of such Investor, and are not and shall not be deemed to be relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the Transactions.

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Schedules, as a material inducement to the Seller Parties to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Merger Sub hereby represent and warrant to the Seller Parties as follows:

Section 5.1 Organization. Each of Parent and Merger Sub is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and each has all requisite power and authority to carry on its businesses as now being conducted, except where any failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement (any such material adverse effect, a “Parent Material Adverse Effect”).

Section 5.2 Authority. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which Parent and Merger Sub are or will be parties and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which Parent or Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby have been (and the Ancillary Documents to which Parent or Merger Sub will be a party will be) duly authorized by all necessary action on the part of Parent or Merger Sub. No other proceeding (including by their respective equity holders) on the part of Parent or Merger Sub is necessary to authorize this Agreement and the Ancillary Documents to which Parent or Merger Sub is or will be a party or to consummate the transactions contemplated hereby and thereby. No vote of Parent’s equity holders is required to approve this Agreement or for Parent or Merger Sub to consummate the transactions contemplated hereby and Parent, acting as the sole stockholder of Merger Sub, has approved this Agreement. This Agreement and the Ancillary Documents to which Parent or Merger Sub is a party have been (and the Ancillary Documents to which Parent or Merger Sub will be a party will be) duly and validly executed and delivered by Parent or Merger Sub and constitute valid, legal and binding agreements of each of Parent or Merger Sub (assuming this Agreement and the Ancillary Documents to which Parent or Merger Sub is a party have been and the Ancillary Documents to which Parent or Merger Sub will be a party will be duly authorized, executed and delivered by the other parties hereto and thereto), enforceable against each of Parent or Merger Sub in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 5.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the representations and warranties contained in Section 3.5 and Section 4.4, and assuming all filings, notices and approvals required to be made or obtained by the Company and the Seller Parties have been timely made or obtained, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity is necessary for the execution, delivery or performance by Parent and Merger Sub of this Agreement or the Ancillary Documents to which Parent or Merger Sub is or will be a party or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except (a) for the filing of the Certificate of Merger and (b) which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither the execution, delivery and performance by Parent or Merger Sub of this Agreement and the Ancillary Documents to which Parent or Merger Sub is or will be a party nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of Parent’s or Merger Sub’s Governing Documents; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound; or (iii) violate any Order of any Governmental Entity applicable to Parent or Merger Sub or any of Parent’s subsidiaries or any of their respective properties or assets or Applicable Law, except in the case of clauses (ii) and (iii) above, for violations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4 Litigation. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there is no Action pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent or Merger Sub before any Governmental Entity. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor Merger Sub is subject to any unsatisfied Order.

Section 5.5 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Affiliates for which the Company may become liable.

Section 5.6 Sufficient Funds. Parent has cash on hand or other sources of immediately available funds (“Available Funds”) necessary to consummate the transactions contemplated by this Agreement, including (a) making all payments contemplated by Section 2.9(g); and (b) paying all fees and expenses incurred in connection with the transactions contemplated by this Agreement and the Ancillary Documents (the “Financing Purpose”). There is no restriction on the use of Available Funds for the Financing Purpose. In no event shall the receipt or availability of any funds or financing by Parent or Merger Sub (whether from the Available Funds or any other source) or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

Section 5.7 Merger Sub Activities. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no Liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 5.8 Solvency. Assuming that the representations and warranties of the Company contained in this Agreement are true in all material respects at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby (including any debt financing incurred by Parent or the Company in connection herewith), the Surviving Corporation will be Solvent. Parent and Merger Sub are not party to, and do not contemplate or plan to enter into, any other transaction, including any incurrence of any obligation or any transfer of assets, that would (a) result in the Surviving Corporation not being Solvent or (b) hinder, delay or defraud present or future creditors of Parent, Merger Sub or the Surviving Corporation.

Section 5.9 Acknowledgment and Representations by Parent and Merger Sub.

(a) Each of Parent and Merger Sub is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of the Company as contemplated hereunder. Parent, Merger Sub and their respective Representatives have undertaken such investigation and have been provided with, and have evaluated, such documents and information as each of them have deemed necessary to enable them to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the Merger. Parent, Merger Sub and their respective Representatives have received all materials relating to the business of the Company that they have requested and have been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company hereunder or to otherwise evaluate the merits of the Merger. Each of Parent and Merger Sub acknowledges that the Company has given it and its Representatives access to the key employees, documents and facilities of the Company. Parent, Merger Sub and their respective Representatives have had the opportunity to inspect the condition of the assets owned by the Company. In making their determination to proceed with the Merger, Parent and Merger Sub have relied on the results of their and their respective Representatives’ own independent investigation and the representations and warranties of the Company expressly and specifically set forth in Article 3 as qualified by the Schedules.

(b) In connection with the investigation by Parent and Merger Sub of the Company, Parent, Merger Sub and their respective Representatives have received from the Company or any of its Representatives certain projections, budgets, forward-looking statements and other forecasts. Each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such projections, budgets, forward-looking statements and other forecasts, that Parent, Merger Sub and their respective Representatives are familiar with such uncertainties, that Parent, Merger Sub and their respective Representatives are taking responsibility for making their own evaluation of the adequacy and accuracy of all projections, budgets, forward‑looking statements and other forecasts furnished to them (including the reasonableness of the assumptions underlying such projections, budgets, forward-looking statements and other forecasts), and that, other than in the case of Fraud or as expressly set forth in Article 3 or Article 4, Parent and Merger Sub have not relied upon, are not relying upon and will not rely upon any such projections, budgets, forward-looking statements or other forecasts or any other materials, documents or information not expressly set forth in the representations and warranties contained in Article 3 (including those provided in certain “data rooms,” confidential information memoranda or similar materials, or management presentations in connection with the Merger) made available to Parent, Merger Sub and their respective Representatives by the Company or any of its Representatives, and except for the indemnification obligations set forth in Article 7, Parent and Merger Sub shall have no claim against any Person with respect thereto and no member of the Company Group, no Company Securityholder nor any of their respective Representatives shall have any liability relating thereto. Each of Parent and Merger Sub further acknowledges and agrees that (i) the representations and warranties in Article 3 refer to past activities of the business and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon with respect to, the conduct by the Company of the business after the Closing; and (ii) neither Parent nor Merger Sub will, and will cause its Affiliates not to, assert any claims or take any position in any Action that is inconsistent with the provisions of this Section 5.9, other than in connection with any claim for Fraud expressly permitted under this Agreement.

(c) Parent and Merger Sub (on behalf of themselves and their Affiliates) acknowledge that, other than as expressly set forth in Article 3 and Article 4 (as qualified by the Schedules), none of the Company, the Investors or any of their respective stockholders, equity holders, agents or Representatives or any other Person makes or has made any representation or warranty, contractual or legal, either express or implied, including as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or any of their respective agents, Representatives or lenders or any other Person acting on their behalf.

Section 5.10 No Other Representations or Warranties. The representations and warranties made by the Parent and Merger Sub in this Article 5 are the exclusive representations and warranties made by the Parent and Merger Sub. Except for the representations and warranties contained in this Article 5, neither Parent nor Merger Sub nor any other Person has made or makes any other representation or warranty, either written or oral, on behalf of Parent or Merger Sub, and the Company and each Seller Party hereby disclaims (except in the case of Fraud) any other express or implied representations or warranties.

Article 6
COVENANTS

Section 6.1 Indemnification; Directors’ and Officers’ Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification or exculpation and advancement of expenses now existing in favor of the current or former directors, officers, employees, fiduciaries or agents of any member of the Company Group or any Person who was serving at the request of any member of the Company Group as a director, officer, employee fiduciary or agent of another corporation, partnership, joint venture, trust or enterprise (the “D&O Indemnitees”), as provided in the member of the Company Group’s respective Governing Documents, in any written indemnification agreements between them and any member of the Company Group in effect as of the Closing Date and made available to Parent prior to the date hereof with respect to any acts, omissions, matters or facts occurring, arising or existing on or prior to the Closing Date, shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date, and Parent and Merger Sub shall cause the Company on its own behalf to perform and discharge the Company’s obligations to provide such indemnity, exculpation and advancement of expenses for a period of not less than six (6) years from the Closing Date. The indemnification, liability limitation, exculpation and advancement of expenses provisions of the Company’s Governing Documents in any written indemnification agreements between them and any member of the Company Group in effect as of the Closing Date and made available to Parent prior to the date hereof shall not be amended, repealed or otherwise modified for a period of not less than six (6) years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were D&O Indemnitees, unless such modification is required by Applicable Law.

(b) At or prior to the Effective Time, the Surviving Corporation shall (and the Company shall immediately before Closing) purchase and maintain in effect, beginning on the Closing Date and for a period of six (6) years thereafter without any lapses in coverage, a “tail” policy (the “D&O Tail”) providing directors’, officers’, employees’, fiduciaries’ and agents’ liability, errors and omissions and employment practices liability insurance coverage for the benefit of any D&O Indemnitees who are covered by any comparable insurance policy of the Company as of the date hereof or at the Closing with respect to matters occurring prior to the Closing. Such policy shall provide coverage that is substantially comparable in all material respects to the coverage provided under such comparable insurance policies. Parent shall, and shall cause the Surviving Corporation to, maintain the D&O Tail in full force and effect without any adverse modification to coverage.

(c) In the event of any threatened or actual Action, whether civil, criminal or administrative, including any such Action in which any Person who is now, or has been at any time prior to the date hereof, a D&O Indemnitee is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to the fact that he or she is or was a director, officer, employee, fiduciary or agent of any member of the Company Group, or is or was serving at the request of any member of the Company Group as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. The Company, the Surviving Corporation and Parent after the Effective Time, shall promptly pay expenses incurred by each D&O Indemnitee as the same are incurred in advance of the final disposition of any Action in accordance with the terms of the Governing Documents in effect as of the date hereof or in any written indemnification agreements between them and any member of the Company Group in effect as of the Closing Date and made available to Parent prior to the date hereof to such D&O Indemnitee. Any D&O Indemnitee wishing to claim indemnification under this Section 6.1, upon learning of any such Action, shall notify the Company and, after the Effective Time, the Surviving Corporation and Parent thereof; provided, however, that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent such failure to notify materially prejudices such party.

(d) The D&O Indemnitees are intended to be third-party beneficiaries of this Section 6.1. This Section 6.1 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent, the Surviving Corporation and their subsidiaries. The obligations under this Section 6.1 shall not be terminated or modified in such manner as to adversely affect any D&O Indemnitee to whom this Section 6.1 applies without the consent of such D&O Indemnitee.

(e) Parent, the Surviving Corporation and Merger Sub shall, and shall cause the Company to, not take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this Section 6.1 unless (i) such action or modification is required by Applicable Law or (ii) the affected D&O Indemnitee shall have consented in writing to such action or modification. If Parent, the Surviving Corporation or any of its subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person in one or a series of related transactions, then, and in each such case, to the extent necessary, each of Parent and Merger Sub shall make proper provisions such that the successors and assigns of Parent, the Surviving Corporation or any of their respective subsidiaries shall assume the obligations set forth in this Section 6.1. In addition, Parent, the Surviving Corporation or any of its subsidiaries shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render Parent, the Surviving Corporation or any of its subsidiaries unable to satisfy its obligations under this Section 6.1.

Section 6.2 Documents and Information. For a period of seven (7) years from the Closing Date for pre-Closing Tax records, and five (5) years from the Closing Date for all books, records and other documents pertaining to all non-Tax matters of the Company Group for periods prior to the Closing (the “Pre-Closing Business Records” and together with the pre-Closing Tax records, the “Pre-Closing Records”):

(a) Parent shall not and shall cause the Surviving Corporation and its Subsidiaries not to, dispose of or destroy any of the Pre-Closing Records.

(b) To the extent that access to the Pre-Closing Records may reasonably be required by any Seller Party or Securityholder Representative in connection with matters relating to the operation of the Company’s business prior to the Closing, Parent shall, and shall cause its Affiliates to, make such Pre-Closing Records available for inspection and copying by the Securityholder Representative and its Representatives (at such Person’s expense). Such access and inspection shall be afforded by Parent upon receipt of reasonable advance notice, during normal business hours and in a manner that does not unreasonably interfere with the business of the Parent and its Affiliates (including the Surviving Corporation).

Section 6.3 Employee Matters.

(a) All Company Employees will remain employed as at-will employees following the Closing save for in the United Kingdom where “employment at will” is not applicable. Notwithstanding the foregoing, nothing in this Agreement prohibits Parent or its Subsidiaries from terminating the employment of any Company Employee after the date of Closing for any lawful reason.

(b) Parent agrees that, from and after the Closing Date, Parent shall use commercially reasonable efforts to cause the Company Employees to be granted credit for all service with the Company and its Subsidiaries (including any predecessors thereof) earned prior to the Closing Date for all purposes under any benefit or compensation plan, program, policy, agreement or arrangement that is sponsored by or may be established or maintained by Parent or its Subsidiaries (including, after the Effective Time, the Surviving Corporation) on or after the Closing Date for employees who are similarly situated to the Company Employees (the “New Plans”), including eligibility to participate, and vesting and benefit accrual where length of service is relevant.

(c) From and after the Effective Time, with respect to each New Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “New Welfare Plan”) in which any Company Employee is or becomes eligible to participate, Parent shall use commercially reasonable efforts to cause each such New Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such New Welfare Plan for such Company Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Employee Benefit Plan in which such Company Employee was a participant immediately prior to his or her commencement of participation in such New Welfare Plan; and (ii) provide each Company Employee and their eligible dependents with credit for any co-payments and deductibles paid in the applicable plan year(s) that, and prior to the date that, such Company Employee commences participation in such New Welfare Plan in satisfying any applicable co-payment or deductible requirements under such

New Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Employee Benefit Plan.

(d) Prior to the Closing Date, Invaluable, LLC shall take all actions, including amendments to the Company 401(k) Plan, and adopt resolutions to terminate the Company 401(k) Plan effective as of the date immediately preceding the Closing Date. The form and substance of all such resolutions and amendments shall be subject to the review and approval of Parent, which shall not be unreasonably withheld, conditioned or delayed, and the Company shall deliver (or cause Invaluable, LLC to deliver) to Parent an executed copy of the resolutions and amendment as soon as practicable following their adoption by Invaluable, LLC. In connection with the termination of the Company 401(k) Plan, Invaluable, LLC shall cause Company 401(k) Plan to provide that (i) all Company 401(k) Plan participant accounts shall be fully vested, and (ii) any contributions due to the Company 401(k) Plan for the period before the Company 401(k) Plan termination date and not yet paid on the Company 401(k) Plan termination date will be accrued and contributed by the applicable members of the Company Group as soon as administratively feasible after the Company 401(k) Plan termination date. As soon as practicable following the termination of the Company 401(k) Plan, the account balances in the Company 401(k) Plan shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct. Effective not later than the Closing Date, Parent shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (the “Parent 401(k) Plan”). Each Company Employee participating in the Company 401(k) Plan immediately prior to the Closing Date shall become a participant in the corresponding Parent 401(k) Plan as of January 1, 2027 or as soon as reasonably practicable thereafter. Parent shall cause the Parent 401(k) Plan to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from each eligible Company Employee with respect to such eligible Company Employee’s account balances. In addition, Parent shall (or shall cause the Company to) offer a loan to each Company Employee with an outstanding loan or loans under the Company 401(k) Plan as of immediately prior to termination of the Company 401(k) Plan (such employees, the “Loan Employees”) in an amount equal to the amount required for the Loan Employee to repay the outstanding balance of such loan(s). Any such loan shall be subject to terms that are no less favorable to such Company Employee than the Loan Employee’s loan(s) under the Company 401(k) Plan as of immediately prior to the termination of the Company 401(k) Plan, provided that such loan shall (i) bear interest at the Internal Revenue Service’s applicable federal rate in effect as of the date of the loan, (ii) have a duration not in excess of the remaining term of the Company 401(k) Plan loan, (iii) accelerate and be due and payable upon a Loan Employee’s termination of employment with the Parent or any of its Subsidiaries and (iv) require the Loan Employee, to the extent permitted by Applicable Law, to authorize Parent or its Subsidiary (as applicable) to deduct from the Loan Employee’s compensation to satisfy any such remaining balance upon the Loan Employee’s cessation of employment with Parent or such Subsidiary.

(e) Nothing contained in this Section 6.3, express or implied, (i) is intended to confer upon any Company Employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any benefit plan, (ii) shall, subject to compliance with the other provisions of this Section 6.3, alter or limit Parent’s or the Surviving Corporation’s or their Affiliates’ or the

Company’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iii) is intended to confer upon any individual (including employees, retirees or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement. This Section 6.3 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent, the Surviving Corporation and their respective subsidiaries.

Section 6.4 Confidentiality. For a period of three (3) years after the Closing, each Seller Party will, and will cause their respective Affiliates and Representatives to, and the Securityholder Representative will keep confidential, hold for the sole benefit of Parent and its Affiliates (including the Surviving Corporation), and not directly or indirectly disclose or permit the disclosure of any Confidential Information except as expressly authorized in writing by Parent. Notwithstanding the foregoing, the obligations of confidentiality and nondisclosure with respect to Confidential Information required by this Section 6.4 shall not apply to (a) any Confidential Information that a Seller Party or Securityholder Representative may need to use to enforce any of its rights or defend against any claim relating to this Agreement or an Ancillary Document, (b) any Confidential Information required to be disclosed in an Action, or is otherwise required to be disclosed by Applicable Law, in any such case only after giving Parent as much advance notice (if permitted under Applicable Law) of the possibility of such disclosure as practical so that Parent may attempt to, at Parent’s expense, obtain an injunction or other equitable relief to prevent such disclosure (in which case such Seller Party or Securityholder Representative shall reasonably cooperate with Parent at Parent’s expense in such attempts) or (c) the disclosure of such information to (i) the Seller Party’s or the Securityholder Representative’s respective legal counsel, accountants and advisors, (ii) if such Seller Party is a financial investor, (x) to such Seller Party’s and its Affiliates’ current, former or prospective investors, (y) for market, industry and investment analyses for internal use and (z) to its Affiliates, partners, members, and stockholders who need to know such information and (iii) with respect to the Securityholder Representative, to the Company Securityholders who have a need to know such information, provided that, in each case, such persons are subject to confidentiality obligations with respect thereto.

Section 6.5 Stockholder Notice. As promptly as practicable following the Effective Time (and in any event no later than forty-eight (48) hours after the Effective Time), the Surviving Corporation shall cause notice to be given to each holder of Company Stock entitled to receive such notice who did not execute the Stockholder Written Consent (the “Stockholder Notice”). The Stockholder Notice shall (i) include a statement to the effect that the Board of Directors of the Company unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Company and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide such holders of Company Stock to whom it is sent with notice of the actions taken in the Stockholder Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company, and (iii) to the extent applicable, notify such holders of Company Stock of the availability of appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall comply in all respects with, and provide all information and materials to the holders of Company Stock required by, the applicable requirements of the DGCL, including Sections 228(e) and 262. All materials submitted to the applicable holders of Company Stock in accordance with this Section 6.5 shall be subject to Parent’s advance review and reasonable approval.

Section 6.6 Further Assurances; Post-Closing Cooperation. Each of Merger Sub and the Company shall take (and shall cause the Surviving Corporation to take) all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. Following the Effective Time, the parties shall, and shall cause each of their Affiliates to, from time to time, execute and deliver such additional instruments, certificates, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested, to carry out, confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the Transactions, or otherwise to carry out the intent and purposes of this Agreement.

Section 6.7 Section 280G. Prior to the Closing Date, the Company shall use commercially reasonable efforts to solicit the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code (in a manner reasonably satisfactory to Parent) of a written consent in favor of a proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, “Section 280G”) inapplicable to any and all payments and/or benefits provided that might result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the “Section 280G Payments”). Prior to seeking such Section 280G approval, the Company will use commercially reasonable efforts obtain waivers of such Section 280G Payments from any “disqualified individual” as defined in Section 280G(c) of the Code (“Disqualified Individual”) otherwise entitled to Section 280G Payments. The Company shall use commercially reasonable effort to ensure that: (i) such waivers and stockholder approval will include any new compensatory arrangements that Parent intends to implement (or cause to be implemented), to the extent Parent timely informs the Company of their existence and amount no later than seven (7) Business Days prior to Closing; (ii) in the absence of such Section 280G Approval, no waived Section 280G Payments shall be made; and (iii) prior to the Closing, the Company shall deliver to Parent any received waivers, in form and substance reasonably satisfactory to Parent, duly executed by each Disqualified Individual who might receive any Section 280G Payment. The form and substance of all stockholder approval documents contemplated by this Section 6.7 shall be subject to the prior reasonable review and comment by Parent. In no event shall this Section 6.7 be construed to require the Company or to compel any Disqualified Individual to waive any existing rights under any Contract that such Disqualified Individual has with the Company or any other Person, and in no event shall the Company be deemed in breach of this Section 6.7 if any such Disqualified Individual refuses to waive any such rights or if the Section 280G approval contemplated by this this Section 6.7 is not obtained.

Article 7
INDEMNIFICATION

Section 7.1 Survival of Representations, Warranties and Covenants. Except in the case of Fraud, the representations and warranties contained herein shall survive the Closing and remain in full force and effect until the date that is twelve (12) months after the Closing Date; provided, that the Fundamental Representations and the representations and warranties set forth in Section 3.9 (Tax) shall survive the Closing for a period equal to the applicable statute of limitations plus 30 days. The indemnification obligations contained in (a) Section 7.2(b), Section 7.2(c), Section 7.2(d) and Section 7.2(e) shall survive until the date that is twelve (12) months after the

Closing Date, and (b) Section 7.2(f) and shall survive until the date that is the three (3) year anniversary of the Closing Date. The indemnification obligation contained in Section 7.2(g) shall survive the Closing for a period equal to the applicable statute of limitations plus 30 days. None of the covenants or agreements to be performed at or prior to the Closing shall survive the Closing, and each such covenant or agreement shall terminate on and as of the Closing. All covenants and agreements to be performed after the Closing shall survive for the period specified therein or, if no period is specified, for the applicable statute of limitations. Notwithstanding Section 8106(c) of Title 10 of the Delaware Code, each survival period set forth herein shall expire on the applicable date specified in this Section 7.1. Any claim asserted in good faith with reasonable specificity, to the extent then known, by written notice delivered before expiration of the applicable survival period shall survive until finally resolved.

Section 7.2 Indemnification by Indemnifying Payees. Subject to Section 7.5, from and after the Closing, Parent and its Affiliates and their respective officers, managers, directors, employees, equity holders, agents and representatives (collectively, the “Parent Indemnified Parties”) shall be entitled to indemnification from the Indemnifying Payees on a several, and not joint, basis in accordance with their respective Indemnity Pro Rata Percentage (except with respect to clause (h), which shall only be indemnifiable by the applicable breaching Indemnifying Payee) for any and all Losses arising out of or related to:

(a) any breach of or inaccuracy in any representation or warranty in Article 3 or Article 4 (with all such representations and warranties (other than with respect to Section 3.7(b)), being interpreted without giving effect to any qualifications or limitations as to “material,” “materiality” or “Material Adverse Effect” solely for purposes of calculating Losses with respect thereto; provided, however, that in no event shall “Material Contract” be read to mean “Contract” or “Material Permit” be read to mean “Permit”);

(b) any Closing Indebtedness or Transaction Expenses to the extent not deducted from the Merger Consideration;

(c) to the extent not adequately reflected or reserved against in the Financial Statements, constituting Indebtedness or Transaction Expenses, or paid by the Company or any of its Subsidiaries prior to Closing (i) any Losses arising out of or relating to the liquidation, dissolution, deregistration, winding up or other cessation of operations of Artmyn (the “Artmyn Liquidation”), including corporate and legal process costs; accounting, audit and tax compliance costs; debt; employment related expenses attributable to employees of Artmyn; contract termination and business wind down costs; intercompany and balance sheet clean up costs; governmental and administrative costs; contingent or reserve costs; timing related carrying costs; and all reasonable and documented out of pocket legal, accounting, audit, liquidation and tax remediation fees, employee severance or termination costs, lease and contract termination costs, governmental filing fees, withholding Taxes, stamp Taxes, value added Taxes and other Taxes, in each case, solely arising out of or related to the Artmyn Liquidation, and (ii) any Losses arising out of or relating to the operation of ThesarusUK while such entity was dissolved pursuant to Applicable Law and all fees, costs and Losses related to the statutory restoration of ThesarusUK;

(d) (i) the operation, administration, or termination of the Company 401(k) Plan prior to or as of the Closing Date, and (ii) any failure of the Company 401(k) Plan to comply with the applicable requirements of the Code, ERISA, or other Applicable Law at any time prior to the complete wind up thereof;

(e) any demand, petition, appraisal proceeding, Action, settlement, judgment, award or other matter under Section 262 of the DGCL or any similar appraisal, dissenters’ rights or fair value statute with respect to any shares of Company Stock; provided, that indemnifiable Losses under this Section 7.2(e) shall include only the excess, if any, of (A) the aggregate amount actually paid or payable to holders of Dissenting Shares, including pursuant to any settlement, judgment or award, plus all related interest, costs, expenses and reasonable attorneys’, experts’ and consultants’ fees, over (B) the aggregate amount of Merger Consideration that such holders would have been entitled to receive in respect of such Dissenting Shares had they not exercised appraisal rights;

(f) the matters set forth on Schedule 7.2(f);

(g) Indemnified Taxes; and

(h) any breach by an Indemnifying Payee of any covenant or agreement in this Agreement, in each case to be performed after the Closing.

Section 7.3 Indemnification by Parent. Subject to Section 7.5, from and after the Closing, the Investors, their respective Affiliates and each of their officers, managers, directors, employees, equity holders, agents and representatives (collectively, the “Seller Indemnified Parties”) shall be entitled to indemnification from Parent for any and all Losses arising out of or related to:

(a) any breach of or inaccuracy in any representation or warranty regarding the Parent or Merger Sub in Article 5 (with all such representations and warranties being interpreted without giving effect to any qualifications or limitations as to “material,” “materiality” or “Parent Material Adverse Effect” solely for purposes of calculating Losses with respect thereto); or

(b) any breach by Parent or the Surviving Corporation of any covenant or agreement in this Agreement.

Section 7.4 Indemnification Claim Procedures.

(a) If any Action is commenced or threatened that may give rise to a claim for indemnification (an “Indemnification Claim”) by any Parent Indemnified Parties or the Seller Indemnified Parties entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party shall promptly (i) notify the indemnifying party (the “Indemnitor”) (which with respect to the Indemnifying Payees shall be the Securityholder Representative) and (ii) deliver to the Indemnitor a written notice (w) describing in reasonable detail the nature of the Action, (x) including a copy of all material papers served with respect to such Action, (y) including, to the extent then feasible, the Indemnified Party’s best estimate of the amount of Losses that may arise from such Action, and (z) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement. Failure to notify the Indemnitor in accordance with this Section 7.4 will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent the defense of such Action is actually and materially prejudiced by the Indemnified Party’s failure to give such notice.

(b) With respect to any Indemnification Claim relating to an Action brought by a Person who is not a party to this Agreement (or an Affiliate thereof) (a “Third Party Claim”), an Indemnitor may elect, by giving written notice to the Indemnified Party within thirty (30) days of the Indemnitor’s receipt of an Indemnification Claim with respect to such Third Party Claim, to assume and thereafter conduct the defense of such Third Party Claim, at the Indemnitor’s expense and with counsel of the Indemnitor’s choice, unless (i) a conflict of interest exists between the Indemnitor and the Indemnified Party that cannot be resolved through informed consent and waiver, (ii) the Third Party Claim is a criminal Action or regulatory enforcement Action by a Governmental Entity or (iii) such Indemnitor fails to conduct the defense of such proceeding actively and diligently; provided, that the Indemnitor shall agree to indemnify the Indemnified Party with respect to such Third Party Claim. With respect to any Action which the Indemnitor has elected to assume and control in accordance with the immediately preceding sentence, each Indemnified Party shall reasonably cooperate in good faith with the conduct of such defense by the Indemnitor and the settlement of such Action by the Indemnitor; provided, however, that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Action without the Indemnified Party’s prior written approval (which must not be unreasonably withheld, conditioned or delayed), unless the terms of such settlement provide for (i) the payment by the Indemnitor of money as sole relief for the claimant, (ii) a full, general and unconditional release of the Indemnified Party and its Affiliates, and their respective representatives and successors and assigns, from all claims and liabilities arising out of or relating to such Action, and (iii) no finding or admission of any violation of Applicable Law or the rights of any Person. If the Indemnitor does not, within thirty (30) days after receipt of an Indemnification Claim with respect to a Third Party Claim, elect to assume and control the defense of such Third Party Claim and thereafter promptly assume such defense each in accordance with this Section 7.4(b) (or is not permitted to assume and control the defense of such Action), then the Indemnified Party may conduct the defense of such Action; provided, however, that (A) the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or compromise (i) does not require any action or undertaking on the part of the Indemnitor (including for the avoidance of doubt, any indemnification obligation in this Article 7), (ii) provides for a full, general and unconditional release by the plaintiff(s) of the Indemnitor and its Affiliates and their respective representatives successors and assigns, from all claims and liabilities arising out of or relating to such action, and (iii) involves no finding or admission of any violation of Applicable Law or the rights of any Person.

(c) If the Indemnified Party desires to participate in any such defense or settlement which the Indemnitor has elected to defend in accordance with Section 7.4(b), the Indemnified Party may participate at the Indemnified Party’s sole cost and expense. If the Indemnitor is unable to assume the defense of a Third Party Claim due to the restrictions set forth in Section 7.4(b), then the Indemnitor may nonetheless participate at the Indemnitor’s sole cost and expense.

Section 7.5 Limitations on Indemnification Liability. Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article 7 will be limited as follows:

(a) An Indemnitor shall have no indemnification obligation in respect of claims made pursuant to Section 7.2 or Section 7.3, as applicable, unless the Indemnified Party gives written notice of the claim to the Securityholder Representative or the Parent Indemnified Parties, as applicable, in accordance with Section 7.4 on or before the applicable survival date set forth in Section 7.1.

(b) With respect to Section 7.2(a), except for claim for breach of the Fundamental Representations or in the case of Fraud:

(i) the Parent Indemnified Parties shall only be entitled to indemnification to the extent the aggregate amount of all Losses incurred by the Parent Indemnified Parties in respect of indemnification under this Article 7 exceeds One Hundred Thousand Dollars ($100,000) (the “Basket”) in which event the Parent Indemnified Parties shall be entitled to recover all Losses in excess of the Basket (subject to the other limitations contained herein); and

(ii) the aggregate amount of Losses for which the Parent Indemnified Parties shall be entitled to indemnification will not exceed $6,400,000 (the “Cap”), and the Indemnity Escrow Funds shall serve as the sole and exclusive source of payment of any such Indemnification Claims pursuant to Section 7.2(a).

(c) Notwithstanding the foregoing, claims arising under Section 7.2(b) through Section 7.2(h) shall not be subject to the Basket or the Cap and shall be recoverable from the first dollar, subject to the other express limitations set forth in this Article 7.

(d) Subject to the other limitations contained in this Article 7, no Indemnifying Payee will have any indemnification obligations for any Losses in excess of the aggregate amount of the Merger Consideration actually received by such Indemnifying Payee; provided, however, that the foregoing limitation shall not apply to Losses arising from Fraud committed by such Indemnifying Payee with respect to the representations and warranties set forth in Article 4.

(e) With respect to Section 7.3(a), (i) except for any claim for breach of the Parent Fundamental Representations, or in the case of Fraud, the Seller Indemnified Parties shall not be entitled to indemnification unless the aggregate amount of all Losses incurred by the Seller Indemnified Parties in respect of indemnification under this Article 7 exceeds the Basket, in which event the Seller Indemnified Parties shall be entitled to recover all Losses in excess of the Basket, and (ii) the aggregate amount of Losses for which the Seller Indemnified Parties shall be entitled to indemnification will not exceed the aggregate Merger Consideration, in each case, subject to the other limitations contained in this Article 7.

(f) Subject to the other limitations contained in this Article 7, except in the case of Fraud, the aggregate amount of Losses for which the Parent Indemnified Parties shall be entitled to indemnification will not exceed the aggregate Merger Consideration.

(g) Notwithstanding anything contained herein to the contrary, with respect to any claim relating to Taxes of a nature described on Section 7.2(f) or arising from or relating to any of the matters set forth on Schedule 7.2(f), the aggregate amount of Losses for which the Parent Indemnified Parties shall be entitled to indemnification pursuant to Article 7 will not exceed the Special Indemnity Escrow Amount, and the Special Indemnity Escrow Funds shall serve as the sole and exclusive source of payment or recovery of any such Indemnification Claims.

(h) Any Losses for which a Parent Indemnified Party is entitled to indemnification under Section 7.2 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses even though such Losses may have resulted from the breach of more than one of the representations, warranties, agreements and covenants in this Agreement.

(i) For all purposes of this Article 7, the amount of any Losses payable under Section 7.2 by the Indemnifying Payees shall be reduced by (i) any amounts actually recovered as compensation for such Losses by a Parent Indemnified Party under any insurance policies, net of any (A) expenses incurred by any Parent Indemnified Party, (B) any deductibles associated with the collection of such amounts and (C) any increases in insurance premium or other costs associated with collecting such amount (clauses (i)(A) through (i)(C), the “Collection Costs”), (ii) the amount of any specific accruals or reserves on the Financial Statements, (iii) the amount actually received by the Parent Indemnified Parties pursuant to any indemnification or other agreement with, any third party with respect to such Losses or the underlying reasons therefor (each a “Collateral Source”). If the amount to be netted hereunder in connection with a Collateral Source from any payment under Section 7.2 is determined after payment by a Indemnifying Payee or any amount otherwise required to be paid to the Parent Indemnified Parties, then, promptly after such determination, the Parent Indemnified Parties shall promptly reimburse each Indemnifying Payee up to any such amounts so recovered for which such Indemnifying Payee was responsible, net of any Collection Costs and the amount of any Losses not recovered from such Indemnifying Payee.

(j) Subject to the other limitations contained in this Article 7, except in the case of Fraud, the maximum aggregate amount of Losses for which the Seller Indemnified Parties shall be entitled to indemnification pursuant to this Article 7 shall not exceed the aggregate Merger Consideration.

(k) Notwithstanding anything contained herein to the contrary, no Indemnifying Payee shall have any liability for any Losses arising out of, resulting from, or relating to (i) any breach by any other Indemnifying Payee of any representation or warranty set forth in Article 4, or (ii) any breach by any other Indemnifying Payee of any covenant or agreement in Article 6.

Section 7.6 Payment of Claims.

(a) Subject to the limitations set forth in Section 7.5, any undisputed or fully resolved payment that an Indemnitor is obligated to make to any Parent Indemnified Party in respect of an Indemnification Claim pursuant to Section 7.2(a) through Section 7.2(e) and Section 7.2(h) shall be paid first from the Indemnity Escrow Funds, pursuant to the terms of the Escrow

Agreement and this Agreement and thereafter, severally and not jointly by the Indemnifying Payees in accordance with their respective Indemnity Pro Rata Percentage by wire transfer of immediately available funds to the applicable Parent Indemnified Party.

(b) Subject to the limitations set forth in Section 7.5, any undisputed or fully resolved payment that an Indemnitor is obligated to make to any Parent Indemnified Party in respect of an Indemnification Claim pursuant to Section 7.2(f) shall be recoverable solely and exclusively from the Special Indemnity Escrow Funds, pursuant to the terms of the Escrow Agreement and this Agreement.

Section 7.7 Indemnification Sole and Exclusive Remedy. Except with respect to (a) claims of Fraud against the Indemnifying Payee that committed such Fraud, and (b) claims for specific performance of covenants as provided in Section 8.16, indemnification pursuant to this Article 7 shall be the sole and exclusive remedy of the Parent Indemnified Parties for any claim under this Agreement or the Ancillary Documents or in connection with the Transactions and no party shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated hereby, whether based on contract, tort, strict liability, other Applicable Laws or otherwise. Notwithstanding anything herein to the contrary, this Section 7.7 shall not apply to Section 8.19, which shall be enforceable by the Securityholder Representative in its entirety against the Company Securityholders.

Section 7.8 Release of Escrow Funds. The Escrow Agreement shall specify that:

(a) Any remaining Indemnity Escrow Funds shall be released to the Indemnifying Payees in accordance with Section 2.9(g) on the third (3rd) Business Day following the twelve (12) month anniversary of the Closing Date (the “Indemnity Escrow Release Date”); provided, however, that in the event that one or more Unresolved Indemnity Claims remain on or after the Indemnity Escrow Release Date, the Escrow Agent shall retain that portion of the Indemnity Escrow Funds equal to the actual or reasonably estimated amount of the Unresolved Indemnity Claims until each such Unresolved Indemnity Claim is either (A) resolved by Parent and the Securityholder Representative, or (B) there is a final, nonappealable order of a court of competent jurisdiction that the balance of the Indemnity Escrow Funds (or a portion thereof) shall be paid to the Indemnifying Payees in accordance with Section 2.9(g). Any indemnification claims asserted against the Indemnity Escrow Funds, the Company or the Indemnifying Payees pursuant to Section 7.2(a) through Section 7.2(e) and Section 7.2(g) through Section 7.2(h) which remain disputed and unresolved at the Indemnity Escrow Release Date shall be “Unresolved Indemnity Claims”.

(b) Any remaining Special Indemnity Escrow Funds shall be released to the Indemnifying Payees in accordance with Section 2.9(g) on the third (3rd) Business Day following the three (3) year anniversary of the Closing Date (the “Special Escrow Release Date”); provided, however, that in the event that one or more Unresolved Special Claims remain on or after the Special Escrow Release Date, the Escrow Agent shall retain that portion of the Special Indemnity Escrow Fund equal to the actual or reasonably estimated amount of the Unresolved Special Claims until each such Unresolved Special Escrow Claim is either (A) resolved by Parent and the Securityholder Representative, or (B) there is a final, nonappealable order of a court of competent jurisdiction that the balance of the Special Indemnity Escrow Funds (or a portion thereof) shall be paid to the Indemnifying Payees in accordance with Section 2.9(g). Any indemnification claims asserted against the Special Indemnity Escrow Funds, the Company or the Indemnifying Payees pursuant to Section 7.2(f) which remain disputed and unresolved at the Special Escrow Release Date shall be “Unresolved Special Claims”.

(c) In each case in which this Section 7.8 provides for the release of Indemnity Escrow Funds or Special Indemnity Escrow Funds, as applicable, each of Parent and Securityholder Representative shall promptly submit joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute the Indemnity Escrow Funds or Special Indemnity Escrow Funds, as applicable, in accordance with this Section 7.8 and the Escrow Agreement.

Section 7.9 Tax Treatment. All amounts paid with respect to Indemnification Claims under this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Merger Consideration to the extent permitted by Applicable Law and shall be reported as such by the parties hereto on their Tax Returns.

Article 8
MISCELLANEOUS

Section 8.1 Entire Agreement; Assignment. This Agreement, together with all Exhibits and Schedules hereto, as the same may from time to time be amended, modified, supplemented, or restated in accordance with the terms hereof, and together with the Confidentiality Agreement and the Ancillary Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall not be assigned by any party (whether by operation of law or otherwise) without the prior written consent of each other party hereto; provided that this Agreement may be assigned by the Securityholder Representative pursuant to Section 8.19(c); provided, further that Parent shall be entitled to assign this Agreement or all or any part of its respective rights or obligations hereunder to any one or more its Affiliates without the prior written consent of any other party hereto. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.1 shall be void.

Section 8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be delivered in person, by e-mail, or by registered or certified mail (postage prepaid, return receipt requested) and shall be deemed given when so delivered by hand, or if mailed, three (3) calendar days after mailing (or one (1) Business Day in the case of express mail or overnight courier service) (in each case, provided that a copy shall also be provided by email), or if emailed, on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto); provided, that notice given by email shall not be effective unless either (a) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 8.2 or (b) the receiving party delivers a written confirmation of receipt of such notice by email (or any other method described in this Section 8.2), as follows (or at such other address for a party as shall be specified by like notice):

To Parent, Merger Sub or (following the Closing) the Surviving Corporation:

Liquidity Services, Inc.

6931 Arlington Road, Suite 460
Bethesda, MD 20814
Attention: Chief Legal Officer
Email: mark.shaffer@liquidityservices.com with a copy to legal@liquidityservices.com with a copy (which shall not constitute notice to Parent or Merger Sub) to:

Squire Patton Boggs (US) LLP

1000 Key Tower

127 Public Square

Cleveland, OH 44114

Attention: Michele Connell, Esq.

Email: michele.connell@squirepb.com

To any Company Securityholder or the Securityholder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

with a copy (which shall not constitute notice to the Securityholder Representative) to:

Goodwin Procter LLP
100 Northern Avenue

Boston, Massachusetts 02210
Attention: Robert E. Bishop; Brian Mulhall
Email: RBishop@goodwinlaw.com; BMulhall@goodwinlaw.com

Section 8.3 Governing Law. This Agreement (including the Exhibits and Schedules hereto) and the transactions contemplated hereby (including its validity, interpretation, construction, performance and enforcement) and any claim, controversy, dispute or causes of action (whether by contract, tort or statute) that may be based upon, arise out of or under, or related to, this Agreement or the transactions contemplated by or leading to this Agreement, or the negotiation, execution or performance of this Agreement (including in respect of any representation or warranty under or in connection with this Agreement as an inducement to enter into this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 8.4 Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of financial advisors, accountants and other Representatives, shall be paid by the party incurring such fees or expenses (including, for the avoidance of doubt, the fees and expenses to be borne by Parent in accordance with Section 6.1 and this Section 8.4); provided, that in the event that the transactions contemplated by this Agreement are consummated, Parent shall, or shall cause the Surviving Corporation to, pay all Transaction Expenses that are deducted from the Merger Consideration on behalf of the Company pursuant to wire instructions provided to Parent by the Company prior to the Closing. Notwithstanding the foregoing, all transfer, documentary, sales, use, stamp, registration, deed Taxes, conveyance fees, recording fees and other similar Taxes, fees and charges, together with any interest, penalties or additions to such Taxes (“Transfer Taxes”) that are imposed on any of the parties by any Governmental Entity in connection with the transactions contemplated by this Agreement shall be borne by Parent and Parent shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

Section 8.5 Post-Closing Actions; Tax Treatment; Cooperation.

(a) The parties hereto shall, to the extent permitted or required under Applicable Law, treat the Closing Date as the last day of the taxable period of the Company for all Tax purposes, and Parent shall cause the Company to join the “consolidated group” (as defined in Treasury Regulation Section 1.1502-1(h)) of which Parent is a member, effective on the day after the Closing Date.

(b) Following the Closing Date, Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company and its Subsidiaries after the Closing Date with respect to Pre-Closing Tax Periods. At least twenty (20) days (taking into account valid extensions thereto) prior to filing any Tax Return that is in the nature of an income Tax Return, Parent shall submit a copy of such Tax Return along with supporting work papers, to the Securityholder Representative for the Securityholder Representative’s review and comment, and shall consider the Securityholder Representative’s reasonable comments in good faith. If the Parent does not receive comments from the Securityholder Representative at least five (5) days prior to the filing of such Tax Returns, the Securityholder Representative shall be deemed to have no comments to such Tax Returns.

(c) Notwithstanding anything in this Agreement to the contrary, Parent, the Company, the Securityholder Representative and each of their Affiliates agree that any and all Transaction Deductions shall, to the maximum extent permitted by Applicable Law (at a “more likely than not” or higher level of confidence) be treated as properly allocable to the taxable period (or portion thereof) ending on or before the Closing Date and shall be included as deductions on the Tax Returns of the Company and its Subsidiaries with respect to a Pre-Closing Tax Period.

(d) If notice of any Action or threatened Action with respect to Taxes of the Company, or any voluntary disclosure agreement or similar compliance proceeding with respect to Taxes of the Company (each, a “Tax Claim”) shall be received or initiated by any party for which any other party may reasonably be expected to be liable, the notified party shall notify such other party or parties in writing of such Tax Claim; provided, however, that the failure of the notified party to give any other party notice as provided herein shall not relieve such other party of its indemnification, compensation and reimbursement obligations under this Agreement except to the extent that such other party is actually and materially prejudiced thereby. Notwithstanding any provision herein to the contrary, to the extent that a provision of this Section 8.5(d) directly conflicts with any provision of Article 7, this Section 8.5(d) shall govern. Parent shall have the right to control the conduct of any Tax Claim of the Company. Notwithstanding anything contained in this Agreement to the contrary, to the extent a Tax Claim relates to Taxes attributable solely to a Pre-Closing Tax Period or could give rise to an indemnification obligation under Error! Reference source not found., Parent shall (i) keep the Securityholder Representative reasonably informed of all material developments on a timely basis, (ii) provide to the Securityholder Representative copies of any and all material correspondence from any Governmental Entity related to such Tax Claim, (iii) provide the Securityholder Representative with the opportunity to attend conferences with the relevant Governmental Entity and (iv) not settle, adjust or otherwise resolve such Tax Claim without the prior written consent of the Securityholder Representative, which consent shall not be unreasonably withheld, delayed, or conditioned.

(e) Parent will pay to the Company Stockholders, at the direction of the Securityholder Representative in accordance with their respective Indemnity Pro Rata Percentages, this Agreement and the Merger Consideration Schedule, any Tax refunds actually received and any amounts credited against Tax to which Parent, the Company or any of their Affiliates becomes entitled that are attributable to Taxes of the Company or its Subsidiaries for a Pre-Closing Tax Period (or portion thereof), net of any Tax and reasonable out-of-pocket expenses, within twenty (20) Business Days after receipt or entitlement to such refund or credit. Parent shall provide to the Securityholder Representative evidence reasonably sufficient to substantiate its determinations of whether amounts are payable, and the amounts payable, with respect to this Section 8.5.

(f) Notwithstanding anything contained in this Agreement to the contrary, for so long as the Indemnifying Payees have an indemnity obligation under Section 7.2 and in each case to the extent the Indemnifying Payees may reasonably be expected to be liable under Section 7.2, without the Securityholder Representative’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned, and except as otherwise required by Applicable Law, none of Parent or any Subsidiary or Affiliate thereof shall, with respect to the Company or any of its Subsidiaries: (i) refile, supplement or amend any previously filed Tax Returns for the Pre-Closing Tax Period, (ii) file any ruling or request with any Governmental Entity with respect to any Tax Return of the Company for a Pre-Closing Tax Period, (iii) make or change any Tax elections for the Pre-Closing Tax Period, (iv) initiate discussions or examinations with any Governmental Entity regarding Taxes with respect to a Pre-Closing Tax Period or make any voluntary disclosures with respect to Taxes for the Pre-Closing Tax Period, including in any jurisdictions where the Company or its Subsidiaries did not file a Tax Return, (v) change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to the Pre-Closing Tax Period or shifts deductions or losses from an Pre-Closing Tax Period to a period (or portion thereof) beginning (or deemed to begin) after the Closing Date, or (vi) extend or waive the applicable statute of limitations with respect to a Tax of the Company for a Pre-Closing Tax Period.

(g) Parent and the Surviving Corporation shall (and shall cause their respective subsidiaries to) cooperate fully, as and to the extent reasonably requested by any party to this Agreement, in connection with the preparation and filing of Tax Returns for taxable periods or portions thereof ending on or prior to the Closing Date for the Company or any of its Subsidiaries and any audit, litigation or other proceeding with respect to Taxes for the Company or any of its Subsidiaries for any taxable period or portion thereof ending on or prior to the Closing Date. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Surviving Corporation shall retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any Tax periods prior to (or including) the Closing Date and shall abide by all record retention agreements entered into with any taxing authority with respect to such periods, and shall give the Securityholder Representative reasonable written notice prior to transferring, destroying or discarding any such books and records prior to the expiration of the applicable statute of limitations for that tax period, and if the Securityholder Representative so requests, the Surviving Corporation shall allow the Securityholder Representative to take possession of such books and records rather than destroying or discarding such books and records.

(h) To the extent it is necessary for purposes of this Agreement to determine the allocation of Taxes among any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of any such Taxes attributable to the Pre-Closing Tax Period shall be (i) in the case of Taxes that are either (A) based upon or related to income, receipts, gains or wages or (B) imposed in connection with any sale of property, deemed equal to the amount that would be payable if the Tax period of the Company or its Subsidiaries ended with (and included) the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period, and (ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or any of its Subsidiaries, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period. Notwithstanding the foregoing, Taxes attributable to the Pre-Closing Tax Period shall not include any Taxes attributable to assets of the Company or any of its Subsidiaries acquired after the Closing.

Section 8.6 Press Releases and Announcements; Non-Disclosure.

(a) None of the parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby (including the Merger) without the prior written consent of Parent and the Securityholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, any such press release or public announcement may be made if required by Applicable Law or a securities exchange rule; provided that the party required to make such press release or public announcement shall, to the extent legally permissible, confer with Parent and the Securityholder Representative, concerning the timing and content of such press release or public announcement before the same is made.

(b) Each party agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public, and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by Applicable Law or stock exchange (and only to the extent required by such Applicable Law or stock exchange). In the event that such disclosure, availability or filing is required pursuant to the immediately preceding sentence, each party agrees to use its commercially reasonable efforts to obtain “confidential treatment” of this Agreement with the applicable Governmental Entity and to redact (to the extent permissible) such terms of this Agreement as each other party shall reasonably request. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Merger, the Securityholder Representative shall be permitted to announce that it has been engaged to serve as the Securityholder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Section 8.7 Release.

(a) Effective as of the Closing, each of Merger Sub and Parent, on behalf of itself and their current and future Affiliates (which, following the Closing, includes the Company), officers, directors, employees, agents, representatives, successors and permitted assigns, hereby unconditionally and irrevocably and forever releases and discharges the Company, Securityholder Representative, and the Company Securityholders, their respective successors and assigns, and any present or former Affiliates, directors, managers, officers, employees, agents and any Affiliates of the foregoing Persons (each, a “Released Party”), of and from, and hereby unconditionally and irrevocably waives (to the fullest extent permitted by Applicable Law), any and all covenants, Liabilities, judgments, accounts, and other Actions of any kind or character whatsoever, known or unknown, contingent, suspected or unsuspected, matured or unmatured, determined or determinable, direct or indirect, arising under any Applicable Law, in Contract, or otherwise at law or in equity that such party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising out of, or relating to, the organization, management and operation of the business of the Company on or prior to the Closing; provided, that nothing contained in this Section 8.7(a) shall be construed as a waiver by the Company, Parent, Merger Sub or the Surviving Corporation of any of their respective rights (a) under this Agreement or any Ancillary Document, (b) for claims involving Fraud, or (c) under any employment agreement (or similar agreement) for individuals continuing to be employed by the Surviving Corporation or any of its subsidiaries following the Closing. For the avoidance of doubt, this release shall only relate to those claims arising from conduct occurring on or before the Closing. Each of Merger Sub and Parent, on behalf of itself and their current and future Affiliates (which, following the Closing, includes the Company), expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Each of Merger Sub and Parent, on behalf of itself and their current and future Affiliates (which, following the Closing, includes the Company), understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and their current and future Affiliates, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each of Parent and Merger Sub, on behalf of itself and their current and future Affiliates (which, following the Closing, includes the Company), acknowledges that the Company and the Seller Parties will be relying on the waiver and release provided in this Section 8.7(a) in connection with entering into this Agreement and that this Section 8.7(a) is intended for the benefit of, and to grant third-party beneficiary rights to, each Released Party to enforce this Section 8.7(a).

(b)

(i) Subject to Section 8.7(b)(ii), effective for all purposes as of the Closing, each Investor, on behalf of himself, herself or itself and, if applicable, his, her or its respective heirs, executors, administrators, successors and assigns (collectively, the “Seller Releasing Parties” and each a “Seller Releasing Party”), hereby unconditionally and irrevocably and forever releases and discharges Parent, Merger Sub, the Surviving Corporation and its and their respective Affiliates, each of their respective successors and assigns, and any present or former directors, managers, officers, employees or agents of such Person (each, a “Parent Released Party”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at law or in equity that such Seller Releasing Party ever had, now has or may have in the future against any Parent Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever in respect of his, her or its direct or indirect ownership interest in the Company Stock, Company Options or Company Warrants, or any right to any Equity Securities or other ownership interest in the Company issued or issuable or agreed to be issued by any Person prior to the Closing, as applicable.

(ii) Notwithstanding anything to the contrary in this Section 8.7(b), this release shall only relate to those claims arising from conduct occurring on or before the Closing or any agreement in effect on or before the Closing (other than any agreement entered into in order to effectuate this Agreement) and this release shall not release any Parent Released Party from (i) its respective obligations and liabilities under this Agreement or any Ancillary Document; (ii) any claims with respect to Fraud or willful misconduct by Parent; (iii) any rights under any directors’ and officers’ liability insurance policy maintained by the Company or Surviving Corporation (including any tail run-off policy) or any rights to indemnification or advancement under the certificate of incorporation, by-laws, or other Governing Documents or any other applicable existing indemnification agreements of the Company or Surviving Corporation; (iv) any claim in connection with such Releasing Party’s status as a current or former employee or consultant of the Company for (A) reimbursement of expenses, (B) compensation or benefits earned, accrued, accruing, vested, payable or due to the Releasing Party, including any severance benefits payable to the Seller Party by Parent or the Company, other than compensation under or relating to any stock option or other compensatory equity or equity-linked compensation plan or award, (C) any unreimbursed claims incurred by the Seller Party under the Company’s or any other Released Party’s employee health and welfare plans prior to the Effective Time in accordance with the terms of such plans, and (D) the Seller Releasing Party’s right to continued participation in the Company’s group health plan pursuant to the terms and conditions of COBRA; (v) Seller Party’s right to file an administrative charge or complaint with a government agency, such as the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Securities and Exchange Commission, or to participate, cooperate, assist or testify in an investigation or proceeding in connection with any such charge or complaint to any governmental agency; (vi) any rights or claims based on events occurring after the effective date of the release or (vii) any rights or claims which cannot be released or waived as a matter of Applicable Law. Each Seller Releasing Party expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. The Seller Parties understand the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims and acknowledge and agree that this waiver is essential and material consideration in exchange for Parent’s and Merger Sub’s entry into this Agreement. The Seller Parties acknowledge that Parent will be relying on the waiver and release provided in this Section 8.7(b) in connection with entering into this Agreement.

Section 8.8 Construction; Interpretation. Reference to “this Agreement” means this Agreement and Plan of Merger together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Further, no party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder. Any reference to “ordinary course of business” herein shall mean an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) the words “party” or “parties” shall refer to parties to this Agreement; (f) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (g) the word “or” is disjunctive and not exclusive; (h) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) references to any Applicable Law are to that Applicable Law as amended, modified or supplemented from time to time; (j) references to any Person include the successors and permitted assigns of that Person; (k) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (l) the words “dollar” or “$” shall mean U.S. dollars; and (m) the word “day” means calendar day, unless Business Day is expressly specified. If any action under this Agreement is required to be done or taken on a Business Day and such day is not a Business Day or is a day on which a government office is not open with respect to which a filing must be made, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.9 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The disclosure of any matter in the Schedules shall not be deemed to constitute an acknowledgement that the matter is material or significant, or that the matter would, alone or together with any other matter or item, have or would reasonably be expected to have a Company Material Adverse Effect. Any item disclosed in any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent on its face. Inclusion of any item in the Schedules shall not constitute, or be deemed to be, an admission of liability or responsibility of any party to any third party in connection with any pending or threatened Action. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. The Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company, except as and to the extent expressly provided in this Agreement, nor shall they be taken as extending the scope of any representation or warranty set out in this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except as provided in Section 6.1, Article 7, Section 8.7, Section 8.18 and this Section 8.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, (a) the Parent Indemnified Parties and Seller Indemnified Parties are third-party beneficiaries of Article 7, (b) the Released Parties are third-party beneficiaries of Section 8.7(a), (c) the Parent Released Parties are third-party beneficiaries of Section 8.7(b), (d) each Non-Party Affiliate is an express third-party beneficiary of Section 8.17, (e) the D&O Indemnitees are third-party beneficiaries of Section 6.1, (f) Goodwin is a third-party beneficiary of Section 8.18 and (g) the Loan Employees are third-party beneficiaries of the last two sentences of Section 6.3(d).

Section 8.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law, all other provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under Applicable Law, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.12 Amendment; Waiver. Subject to Applicable Law (including the DGCL), this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of Parent and the Securityholder Representative. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 8.12 shall be void. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure or delay of any party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.13 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by a scanned page (via email) shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 8.14 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.15 Jurisdiction and Venue. Each of the parties to this Agreement (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware) in any Action arising out of or relating to this Agreement, any Ancillary Document or the transactions contemplated by or leading to this Agreement; (b) agrees that all claims in respect of such Action may be heard and determined in any such court; and (c) agrees not to bring any Action arising out of or relating to this Agreement or any Ancillary Document in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any Action may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 8.2. Nothing in this Section 8.15 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law. Each party agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Applicable Law.

Section 8.16 Remedies. Parent, Merger Sub, the Company and Seller Parties agree that irreparable harm, for which monetary damages, even if available, may not be an adequate remedy, may occur in the event that the parties do not timely and fully perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. The parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the Company’s, each Investor’s, Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement if they are required to do so hereunder), in each case, without any requirement to establish the inadequacy of monetary damages, posting a bond or undertaking and without needing to prove damages, this being in addition to any other remedy to which they are entitled at law or in equity, in each case subject to the limitations and restrictions otherwise expressly set forth in this Agreement.

Section 8.17 Non-Recourse. Except in the case of Fraud, all claims or causes of Action (whether in Contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Ancillary Documents, or the negotiation, execution or performance of this Agreement or the other Ancillary Documents (including any representation or warranty made in or in connection with this Agreement or the other Ancillary Documents or as an inducement to enter into this Agreement or the other Ancillary Documents), may be made only against the entities that are expressly identified as parties hereto and thereto. Except in the case of Fraud, no Person who is not a named party to this Agreement or the other Ancillary Documents, including any past, present or future incorporator, member, partner, stockholder, equity holder, agent or Representative of any named party to this Agreement or the other Ancillary Documents or any of their Affiliates (“Non-Party Affiliate”), whether through the Company or otherwise, shall have any Liability (whether in Contract or in tort, in law or in equity) for any obligations or Liabilities arising under, in connection with or related to this Agreement or such other Ancillary Documents (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Documents (as the case may be) or the negotiation or execution hereof or thereof, and each party hereby waives and releases all such Liabilities against any such Non-Party Affiliate. Notwithstanding anything in this Agreement to the contrary, this Section 8.17 shall not apply to Section 8.19, which shall be enforceable by the Securityholder Representative in its entirety against the Company Securityholders. Notwithstanding anything herein to the contrary, this Section 8.17 shall not limit or impair any rights, remedies, claims or recourse expressly granted to Parent, Merger Sub or the Securityholder Representative under this Agreement.

Section 8.18 Conflicts and Privilege.

(a) It is acknowledged by each of the parties hereto that the Securityholder Representative has retained Goodwin Procter LLP (“Goodwin”) to act as its counsel in connection with the Transactions. Parent and Merger Sub hereby agree that in the event that a dispute arises after the Closing between Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), on the one hand, and the Securityholder Representative or any of the Company Securityholders, on the other hand, Goodwin may represent the Securityholder Representative or Company Securityholders in such dispute even though the interests of the Securityholder Representative or Company Securityholders may be directly adverse to Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), and even though Goodwin may have represented a member of the Company Group in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation or its Subsidiaries.

(b) Parent and Merger Sub further agree that, as to all communications between or among Goodwin, the Company, the Securityholder Representative or any Company Securityholder that relate in any way to the Transactions, and with respect to which the attorney-client privilege and any other rights to any evidentiary privilege have attached as a result of the Transactions or a similar transaction (the “Privileged Transaction Communications”), the attorney-client privilege and the expectation of client confidence belongs to the Securityholder Representative and the Company Securityholders and may be controlled by the Securityholder Representative and Company Securityholders and shall not pass to or be claimed by Parent, Merger Sub, the Surviving Corporation or any of its Subsidiaries. Absent the consent of the Securityholder Representative, neither Parent nor the Surviving Corporation shall have a right to access the Privileged Transaction Communications following the Closing and, in the event Parent or the Surviving Corporation inadvertently access Privileged Transaction Communications, such access will not waive or otherwise affect the rights of the Securityholder Representative with respect to the related privilege or protection. Notwithstanding the foregoing, Parent, the Surviving Corporation and their Subsidiaries shall be entitled to access and use Privileged Transaction Communications to the extent reasonably necessary to defend or respond to any Third Party Claim. In the event such access is provided in connection with a Third Party Claim (i) Parent and the Surviving Corporation, and the Securityholder Representative, hereby agree that any such Privileged Transaction Communications that are accessed pursuant to this Section 8.18 shall be protected by the attorney-client privilege, the attorney work-product privilege and a joint defense privilege, (ii) Parent and the Surviving Corporation will use their reasonable best efforts to protect any such Privileged Transaction Communications that are shared pursuant to this Section 8.18 from disclosure to third parties, and (iii) in no circumstances may such Privileged Transaction Communications that are shared pursuant to this Section 8.18 be used in any legal proceeding of any nature by Parent or the Surviving Corporation against the Securityholder Representative or any Company Securityholder; provided that nothing herein shall prohibit Parent, the Surviving Corporation or their Affiliates from using such Privileged Transaction Communications to the extent required by Applicable Law or court order.

(c) Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation or any of its Subsidiaries, on the one hand, and a third party other than the Securityholder Representative or a Company Securityholder, on the other hand, Parent, the Surviving Corporation or any of its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party.

Section 8.19 Securityholder Representative.

(a) Designation. The Securityholder Representative is hereby authorized to serve as the representative of each Company Securityholder with respect to the matters expressly set forth in this Agreement and the agreements ancillary hereto to be performed by the Securityholder Representative.

(b) Authority. By the adoption of the Merger and receiving the benefits thereof, including any consideration payable hereunder, each Company Securityholder by his, her or its acceptance of the benefits hereof (including its portion of the Merger Consideration in accordance with this Agreement and the Merger Consideration Schedule), and approval of the Merger (if applicable) pursuant to the terms of this Agreement, shall be deemed to have irrevocably appointed, and hereby irrevocably appoints the Securityholder Representative as of the Closing as the representative, agent, proxy and attorney-in-fact for such Company Securityholder for all purposes in connection with this Agreement and the agreements ancillary hereto and thereto (including the full power and authority on such Company Securityholder’s behalf (i) to consummate the transactions contemplated herein, (ii) to utilize the Securityholder Representative Holdback Amount for such Securityholder Representative’s expenses incurred in connection with the performance of this Agreement, (iii) to make any determinations and settle any matters in connection with the adjustment of the Merger Consideration contemplated by Section 2.10, (iv) to direct the payment and receipt of funds , (v) to negotiate, execute and deliver on behalf of such Company Securityholder any amendment, waiver, consent, compromise or other modification of the terms hereof, any Ancillary Document or any rights hereunder or thereunder (vi) to defend, compromise, settle, contest or otherwise resolve any indemnification claim or dispute arising under this Agreement, (vii) to take all other actions to be taken by or on behalf of such Company Securityholder in connection herewith, (viii) to retain the Securityholder Representative Holdback Amount for reasonably anticipated expenses and liabilities, and (ix) to do each and every act and exercise any and all rights which such Company Securityholder or the Company Securityholders collectively are permitted or required to do or exercise under this Agreement and the agreements ancillary hereto and thereto). All decisions and actions by the Securityholder Representative made in accordance with the authority granted to it hereunder, including the defense or settlement of any claims for losses for which the Parent, Merger Sub and their respective officers, directors, employees, agents, representatives, successors and permitted assigns may be entitled to indemnification, shall be binding upon all of the Company Securityholders, and no Company Securityholder shall have the right to object, dissent, protest or otherwise contest the same. The Securityholder Representative Holdback Amount shall be retained by the Securityholder Representative in accordance with the terms of this Agreement. Any settlement, compromise, acknowledgement, waiver or release entered into by the Securityholder Representative shall be final, binding and conclusive upon all Company Securityholders whether or not such Company Securityholder receives notice thereof.

(c) Replacement. The Securityholder Representative may resign at any time by providing written notice to the Investors and Parent. In the event that the Securityholder Representative becomes unable to perform its responsibilities hereunder or resigns from such position, the Company Stockholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the shares of Company Stock issued and outstanding immediately prior to the Effective Time shall select another representative to fill such vacancy, and such substituted representative shall be deemed to be the Securityholder Representative for all purposes of this Agreement, and the Company Stockholders shall provide notice of the identity of the new Securityholder Representative to Parent within ten (10) days of such replacement. If a replacement Securityholder Representative has not been appointed within thirty (30) days after such vacancy occurs, Parent may petition a court of competent jurisdiction for the appointment of a successor Securityholder Representative, the costs of which shall be paid from the Securityholder Representative Holdback Amount. No replacement, resignation, incapacity or removal of the Securityholder Representative shall affect the validity of any action previously taken by the Securityholder Representative or impair any rights of Parent under this Agreement.

(d) Exculpation; Indemnification.

(i) Notwithstanding anything herein to the contrary, Parent shall be entitled to deal with the Securityholder Representative on all matters relating to this Agreement and any Ancillary Document, shall have no duty to inquire into the authority of the Securityholder Representative with respect to any action taken by the Securityholder Representative and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Securityholder by the Securityholder Representative, and on any other action taken or purported to be taken on behalf of any Company Securityholder by the Securityholder Representative, as being fully binding upon such Person. Notices or communications to or from the Securityholder Representative shall constitute notice to or from each Company Securityholder. Any decision or action by the Securityholder Representative hereunder, including any agreement between the Securityholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Company Securityholders and shall be final, binding and conclusive upon each such Person. No Company Securityholder shall have the right to object to, dissent from, protest or otherwise contest the same.

(ii) The Securityholder Representative will incur no liability of any kind with respect to any action or omission by the Securityholder Representative in connection with the Securityholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except to the extent of liability directly resulting from the Securityholder Representative’s gross negligence, willful misconduct or Fraud. The Securityholder Representative shall not be liable for any action or omission pursuant to the advice of counsel, subject to the immediately preceding sentence. The Securityholder Representative shall owe no fiduciary duty or other duty to any Company Securityholder except as expressly set forth herein. The Company Securityholders will severally and not jointly, based on such Company Securityholder’s Indemnity Pro Rata Percentage, indemnify, defend and hold harmless the Securityholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Securityholder Representative Losses”) arising out of or in connection with this Agreement and any agreements ancillary hereto, in each case as such Securityholder Representative Loss is suffered or incurred; provided that in the event that any such Securityholder Representative Loss is finally adjudicated to have been primarily caused by the Fraud, gross negligence or willful misconduct of the Securityholder Representative, the Securityholder Representative will reimburse the Company Securityholders the amount of such indemnified Securityholder Representative Loss to the extent attributable to such gross negligence, willful misconduct or Fraud. If not paid directly to the Securityholder Representative by the Company Securityholders, any such Securityholder Representative Losses may be recovered by the Securityholder Representative from (i) the funds in the Securityholder Representative Holdback Amount and (ii) any other funds that become payable to the Company Securityholders under this Agreement at such time as such amount would otherwise be distributable to the Company Securityholders; provided that while this Section 8.19(d) allows the Securityholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Securityholders from their obligation to promptly pay such Securityholder Representative Losses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise. The Securityholder Representative may, upon receipt of a claim notice or similar that is reasonably likely to give rise to a Securityholder Representative Loss (as determined in good faith by the Securityholder Representative), withhold from any distribution of the Securityholder Representative Holdback Amount an amount as may be reasonably expected to cover such Securityholder Representative Loss until such matter is resolved. In no event will the Securityholder Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholder Representative under this Section 8.19. The Company Securityholders acknowledge and agree that the foregoing indemnities will survive the Closing, the resignation or removal of the Securityholder Representative or the termination of this Agreement.

(iii) The Securityholder Representative Holdback Amount will be used for the purpose of paying directly, or reimbursing the Securityholder Representative for, any third-party expenses pursuant to this Agreement and any Ancillary Document and will be held with an FDIC-insured institution in a segregated account. The Company Securityholders will not receive any interest or earnings on the Securityholder Representative Holdback Amount and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will not be liable for any loss of principal of the Securityholder Representative Holdback Amount, other than as a result of its gross negligence, willful misconduct or Fraud. The Securityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Securityholder Representative’s responsibilities, the Securityholder Representative shall cause (at the Company Securityholders; expense in accordance with their respective Indemnity Pro Rata Percentages) the disbursement of any remaining balance of the Securityholder Representative Holdback Amount to the Indemnifying Payees in accordance with Section 2.9(f), except for any recipients requiring employment tax withholding, which amounts shall be delivered to the Company’s payroll processing service or system. For tax purposes, the Securityholder Representative Holdback Amount will be treated as having been received and voluntarily set aside by the Company Securityholders at the time of the Closing.

(e) Irrevocability; Successors. The provisions of this Section 8.19 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Securityholder may have in connection with the transactions contemplated by this Agreement. The provisions of this Section 8.19 shall be binding upon the heirs, legal representatives, successors and assigns of each Company Securityholder, and any references in this Agreement to a Company Securityholder shall mean and include the successors to the rights of the Company Securityholders hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise. The authority granted to the Securityholder Representative shall survive the Closing and any termination of this Agreement until all claims, disputes and obligations arising under this Agreement and the Ancillary Documents have been finally resolved.

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